UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RED RIVER BANCSHARES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RED RIVER BANCSHARES, INC.
1412 Centre Court Drive, Suite 301
Alexandria, Louisiana 71301
Dear Fellow Shareholder:
You are cordially invited to attend the annual meeting of the shareholders of Red River Bancshares, Inc. Our annual meeting will be held at our headquarters, located at 1412 Centre Court Drive, Alexandria, Louisiana 71301, on Thursday, May 1, 2025, beginning at 2:00 p.m. Central Daylight Time.
We have elected to provide access to our proxy materials by Internet in accordance with the Securities and Exchange Commission’s “notice and access” rules. Accordingly, on or about March 20, 2025, we are mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record as of the close of business on February 28, 2025, explaining how to access all of our proxy materials and vote their shares, as well as instructions on how to request a paper or e-mail copy of our proxy materials. These proxy materials will be available free of charge. We continue to focus on ways of improving how our shareholders can access information about us and believe that providing our proxy materials by Internet increases the ability of our shareholders to access the information they need, while at the same time reducing the cost and materials of our annual meeting.
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. For instructions on voting, please refer to the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail or, if you requested a paper copy of the proxy materials, on the accompanying proxy card. You can request to receive proxy materials via the Internet, by email, or by telephone, and you can vote via the Internet, by mail, by telephone, or in person at the annual meeting. You will find our proxy statement, 2024 Annual Report to Shareholders, and other important information at our website: www.redriverbank.net.
Your vote is important. We hope that you will be able to attend the 2025 annual meeting of shareholders. We appreciate your continued support of the Company.

R. Blake Chatelain	Teddy R. Price
President and Chief Executive Officer	Chair of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2025
You are hereby invited to attend the 2025 annual meeting of shareholders of Red River Bancshares, Inc.
WHEN        Thursday, May 1, 2025, beginning at 2:00 p.m. Central Daylight Time.

WHERE    The annual meeting will be held at our headquarters, located at 1412 Centre Court Drive, Alexandria,
Louisiana 71301, in the Board room on the third floor.

RECORD     Shareholders of record as of the close of business on February 28, 2025 will be entitled to notice
DATE        of and to vote at the 2025 annual meeting of shareholders.

ITEMS OF    1.    To elect 10 directors to serve until the 2026 annual meeting of shareholders, or until
BUSINESS        their successors have been duly elected and qualified;

2.    To conduct an advisory vote to approve the compensation of our named executive officers (a Say-On-Pay proposal);

3.    To conduct an advisory vote to approve the frequency of future Say-On-Pay proposals (a Say-On-
Frequency proposal);

4.    To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2025; and

5.    Such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

PROXY     Our proxy materials, which include the proxy statement, proxy card, and 2024 Annual
MATERIALS    Report to Shareholders, are first being made available to shareholders on or about March 14,
2025. You may access the proxy materials electronically under the “SEC Filings” tab on the
“Investor Relations” page of our website at www.redriverbank.net or by visiting the website
www.proxydocs.com/RRBI referenced on your Notice of Internet Availability of Proxy Materials.

BY ORDER OF THE BOARD OF DIRECTORS

R. Blake Chatelain
President and Chief Executive Officer

i

ii

RED RIVER BANCSHARES, INC.
1412 Centre Court Drive, Suite 301
Alexandria, Louisiana 71301

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held on Thursday, May 1, 2025
The date of this proxy statement is March 14, 2025.

In this proxy statement, when we refer to “Red River Bancshares,” “the Company,” “our Company,” “we,” “our,” and “us,” we are referring to Red River Bancshares, Inc. When we refer to “the Bank,” we are referring to Red River Bank, our wholly-owned subsidiary.
This proxy statement contains information about our 2025 annual meeting of shareholders. The meeting is scheduled to be held on Thursday, May 1, 2025, beginning at 2:00 p.m. Central Daylight Time, at our corporate headquarters, located at 1412 Centre Court Drive, Alexandria, Louisiana 71301.
We are furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of shareholders and for any adjournment or postponement of the meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 1, 2025

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials, including this proxy statement and our 2024 Annual Report to Shareholders, over the Internet. Accordingly, we are providing our shareholders with a Notice of Internet Availability of Proxy Materials (“Notice”) instead of a paper copy of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote your shares, as well as instructions on how to request a paper or e-mail copy of our proxy materials. We believe this electronic distribution process expedites shareholders’ receipt of proxy materials and reduces the environmental impact and cost of printing and distributing our proxy materials. We expect to mail the Notice on or about March 20, 2025, to all shareholders of record as of the close of business on February 28, 2025. You should read our entire proxy statement carefully before voting.

PROPOSAL ONE — ELECTION OF DIRECTORS
Our bylaws provide that the number of directors of the Company shall be as determined from time to time by the board of directors. There are no arrangements between us and any person pursuant to which such person has been elected as a director.
Our board is made up of 10 members, and the board of directors of the Bank is made up of 11 members. Our directors are elected by shareholders at our annual shareholder meeting and hold office until the next annual meeting, or until their successors are duly elected and qualified. Our executive officers are appointed by and serve at the discretion of our board of directors.
The directors of the Bank are elected by us, as the sole shareholder of the Bank, each year, and they hold office for a term of one year or until their successors are chosen and qualified. The executive officers of the Bank are appointed by and serve at the discretion of its board of directors.
The Nominating and Corporate Governance Committee has recommended to the board of directors, and the board of directors has approved the nomination of, each of the current 10 directors of the Company for election to the board, to serve as directors until our 2026 annual meeting of shareholders, or until his or her successor has been duly elected and qualified. The names and positions of each director with the Company and the Bank are listed in the table below.

Name	Age	Position with Red River Bancshares, Inc.	Position with Red River Bank	Company Director Since
M. Scott Ashbrook	55	Director	Director	2013
Michael J. Brown, C.F.A.	61	Director	Director	2024
R. Blake Chatelain	61	Director, President, and Chief Executive Officer	Director, President, and Chief Executive Officer	1998
Kirk D. Cooper	76	Director	Director	1998
Michael D. Crowell	49	Director	Director	2022
Anna Brasher Moreau, D.D.S., M.S.	46	Director	Director	2021
Willie P. Obey	75	Director	Director	1998
Teddy R. Price	61	Director and Non-Executive Chair of the Board	Director and Non-Executive Chair of the Board	1998
Don L. Thompson	66	Director	Director	1998
H. Lindsey Torbett	70	Director	Director	1998
Information Regarding Director Nominees
A brief description of the background of each of our directors, together with the experience, qualifications, attributes, or skills that caused our board of directors to determine that the individual should serve as a director, is set forth below.
M. Scott Ashbrook. Mr. Ashbrook serves as a director of the Company and the Bank and has been with our organization since 2013. He is currently a member of Red River Bank’s Directors’ Loan Committee. His business experience includes serving as President and owner of Maison Healthcare Management Co., LLC, a property management company, since its founding in 2014, and as owner/operator of long-term care facilities and other commercial and residential real estate holdings. Prior to joining the Company and the Bank, Mr. Ashbrook served as Chairman and Chief Executive Officer of Fidelity Bancorp, Inc., and Fidelity Bank, which were acquired by the Company in 2013. Mr. Ashbrook is a graduate of Louisiana Tech University and also holds an M.B.A. His extensive banking and business experience and community involvement, as well as his years of experience as a director of the Company and the Bank, qualify him to serve on our board of directors.

Michael J. Brown, C.F.A. Mr. Brown serves as a director of the Company and the Bank, and has been with our organization since 2024. He serves on Red River Bank’s Directors’ Loan Committee, Asset-Liability Management Committee, and Compensation Committee. Mr. Brown was President of Regional Banking for First Horizon Bank from 2020, when First Horizon National Corporation completed its acquisition of IBERIABANK Corporation, until he retired on December 31, 2021. Before then, he served as the Vice Chairman and Chief Operating Officer of IBERIABANK, where he managed IBERIABANK’s retail and commercial banking operations. Mr. Brown also serves as a director of Amerisafe, Inc. (NASDAQ: AMSF), where he chairs the Compensation Committee. He is a graduate of Louisiana State University, holds an M.B.A., and is certified as a Chartered Financial Analyst. Mr. Brown’s extensive financial services background, as well as his public company director experience, qualify him to serve on our board of directors.
R. Blake Chatelain. Mr. Chatelain serves as the President, Chief Executive Officer, and as a director of the Company and the Bank and has served in such capacities since he joined our organization in 1998. He is currently a member of our Executive Committee and Red River Bank’s Asset-Liability Management Committee, Compensation Committee, and Directors’ Loan Committee. Prior to joining the Bank, Mr. Chatelain served as Executive Vice President of Rapides Bank & Trust Company in Alexandria, Louisiana, a subsidiary of First Commerce Corporation in New Orleans, Louisiana, where he managed the commercial lending group from 1991 until its sale to Bank One Corporation in 1998. Prior to joining Rapides Bank & Trust Company, Mr. Chatelain served as Vice President at Hibernia National Bank in Monroe, Louisiana and was responsible for managing the commercial lending group. He is on the board of directors of Financial Institution Service Corporation, where he also serves on the Executive Committee of the board. Mr. Chatelain is also a director and member of the Executive Committee of the Louisiana Association of Business and Industry. He served as a member of the Louisiana State University Board of Supervisors from 2008 through 2020, having previously served as Chairman of the Board as well as chairing several committees. Mr. Chatelain is a graduate of Louisiana State University and holds a B.S. in Finance. His deep institutional knowledge, extensive banking experience, as well as his long-standing business and banking relationships in our markets, qualify him to serve on our board of directors.
Kirk D. Cooper. Mr. Cooper serves as a director of the Company and the Bank, and has been with our organization since 1998. He serves on Red River Bank’s Directors’ Loan Committee. Mr. Cooper’s business experience includes serving as President and part owner of Rent-It Company, Inc., a construction equipment rental and sales company based in Alexandria, Louisiana, from 1985 until its sale to Rental Service Corporation in 1998. He is a past president of the Louisiana Rental Association. Mr. Cooper is a member of the Exchange Club of Alexandria and serves on the board of directors of the Rapides Foundation. He is a graduate of Northeast Louisiana University and holds a B.B.A. in Industrial Management. Mr. Cooper’s extensive business experience, community involvement, and years of experience as a director of the Company and the Bank qualify him to serve on our board of directors.
Michael D. Crowell. Mr. Crowell serves as a director of the Company and the Bank, and has been with our organization since 2022. He serves on our Compensation Committee and Nominating and Corporate Governance Committee and on Red River Bank’s Compensation Committee and Directors’ Loan Committee. Mr. Crowell currently serves as president of Crowell Forest Resources, LLC, where he has been employed for the past 21 years. Crowell Forest Resources, LLC is a fifth generation family timberland company founded in 1892 based in Long Leaf, Louisiana. He is a graduate of Tulane University’s A.B. Freeman School of Business, where he earned a B.S. in Management. Mr. Crowell is a past chair of the board of directors of the United Way of Central Louisiana and a past member of the board of directors of the Central Louisiana Community Foundation. He currently serves on the board of directors of the LSUA Foundation, the Louisiana Forestry Association, and the Southern Forest Heritage Museum. Mr. Crowell is also the current Board President of the Forest Landowners Association. His deep community connections and business acumen qualify him to serve on our board of directors.
Anna Brasher Moreau, D.D.S., M.S. Dr. Moreau serves as a director of the Company and the Bank, and has been with our organization since 2021. She serves on our Nominating and Corporate Governance Committee and on Red River Bank’s Directors’ Loan Committee. Dr. Moreau is a managing partner in Alexandria Pediatric Dentistry, where she has practiced as a pediatric dentist since 2006. She is a graduate of the University of Texas and Baylor College of Dentistry and holds a B.A. in Biology and a D.D.S. Dr. Moreau received a Certificate of Pediatric Dentistry and an M.S. in 2006 after completing a pediatric dental residency at Ohio State University/Columbus Children’s Hospital. She is a Fellow of the American College of Dentists and a past president of the Louisiana Academy of Pediatric Dentistry and the Central Louisiana Dental Association. Dr. Moreau serves on the board of directors of River Oaks Art Center and is a past board member and chair of the board of directors of the Rapides Foundation. Her business experience and community involvement qualify her to serve on our board of directors.

Willie P. Obey. Mr. Obey serves as a director of the Company and the Bank, and has been with our organization since 1998. He serves as a member of our Audit Committee and Red River Bank’s Directors’ Loan Committee. Mr. Obey is the President and owner of Obey Financial Group, LLC, a company he founded in 1993, which provides personal consumer loans. He also is the President of Willie Obey & Associates LLC, founded in 1980, which provides financial planning services to businesses and individuals. He is currently a General Agent for both Assurity Life and Lafayette Life Insurance companies and a current lifetime and qualifying member of the Million Dollar Round Table (“MDRT”). He has 47 years of qualifying membership with 11 years as Court of the Table, which is the second highest prestigious recognition with MDRT. Mr. Obey also previously served as a director of Security First National Bank in Alexandria, Louisiana from 1988 to 1991. His extensive business and financial experience, as well as his years of experience as a director of the Company and the Bank, qualify him to serve on our board of directors.
Teddy R. Price. Mr. Price serves as the non-executive Chair of the Board of the Company and the Bank and has been with our organization since 1998. He serves as the Chair of our Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. He also serves as the Chair of Red River Bank’s Compensation Committee and serves on Red River Bank’s Directors’ Loan Committee. Mr. Price has been the President, Chief Executive Officer, and owner of Central Management Company, Inc. in Winnfield, Louisiana since 1986. Central Management Company, Inc. is one of the largest owners and operators of long-term care facilities in Louisiana. Mr. Price was a director of Rapides Bank & Trust Company in Alexandria, Louisiana, a subsidiary of First Commerce Corporation in New Orleans, Louisiana, until its acquisition by Bank One Corporation in 1998. He is a director of the Louisiana Nursing Home Association and the Central Louisiana Economic Development Alliance and has previously served on the boards of several professional and civic organizations. Mr. Price is a graduate of Northeast Louisiana University. His extensive business experience, as well as his years of experience as a director of the Company and the Bank, qualify him to serve on our board of directors.
Don L. Thompson. Mr. Thompson serves as a director of the Company and the Bank and has been with our organization since 1998. He serves as a member of our Audit Committee, our Compensation Committee, and our Executive Committee, and also serves on Red River Bank’s Asset-Liability Management Committee, Compensation Committee, and Directors’ Loan Committee. Mr. Thompson is a private investor and is the founder of Thompson Health Services, Inc., a provider of home health services in Central Louisiana, which was owned by him and his brother until its sale in 2003. He has been involved in the ownership and management of several healthcare businesses and commercial real estate developments. Mr. Thompson’s extensive business and investment experience, as well as his years of experience as a director of the Company and the Bank, qualify him to serve on our board of directors.
H. Lindsey Torbett. Mr. Torbett serves as a director of the Company and the Bank and has been with our organization since 1998. He serves as the Chair of our Audit Committee and is a member of our Nominating and Corporate Governance Committee and our Executive Committee. Mr. Torbett also serves on Red River Bank’s Directors’ Loan Committee and Asset-Liability Management Committee. He is the owner of Torbett Financial Strategies, Ltd., which is a consulting firm that Mr. Torbett founded in 1997 to provide financial consulting services to individuals and businesses in matters involving financial management strategies and venture capital arrangements. Mr. Torbett began his career with the firm of Price Waterhouse & Co. in Houston, Texas in 1975. He recently retired after 45 years as a Certified Public Accountant and a Certified Financial Planner. He previously chaired the Alexandria Civil Service Commission, is a former Alexandria city councilman, and a former board member of the Port Authority of Alexandria. Mr. Torbett is a graduate of Northwestern State University and holds a B.S. (with Honors) in Accounting. His extensive financial and accounting experience and community involvement, as well as his years of experience as a director of the Company and the Bank, qualify him to serve on our board of directors.
Vote Required to Approve Directors
Each of the nominees was approved by our board of directors upon the recommendation of the Nominating and Corporate Governance Committee. In addition, each of the nominees has previously served as a director of the Company and has agreed to serve as a director, if elected, for an additional term. Each nominee has consented to being named in this proxy statement and to serve if elected. If any of the nominees should become unable to serve as a director, our board of directors may designate a substitute nominee. In that case, the persons named on the proxy card as proxies may vote for the substitute nominee or nominees recommended by our board of directors. We have no reason to believe that any of the 10 nominees for election named above will be unable to serve.
Unless authority is expressly withheld, the proxy holders will vote the proxies received by them for the 10 director nominees listed above.

Pursuant to our bylaws, directors are elected by a plurality of the votes cast in the election of directors, meaning those 10 nominees receiving the most votes “for” will be elected director. Broker non-votes and abstentions will not have any effect on the election of directors because broker non-votes and abstentions are not counted as votes cast at the annual meeting.
Your board of directors unanimously recommends a vote “FOR” the persons nominated by the board to serve as directors until the 2026 annual meeting of shareholders.
CORPORATE GOVERNANCE
Our business is managed under the direction of our board of directors. Our board has the legal responsibility for overseeing the affairs and performance of the Company. The primary responsibility of our board is to exercise business judgment in what the directors believe to be the best interests of the Company and its shareholders. We are committed to having sound corporate governance guidelines, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our board of directors has adopted Corporate Governance Guidelines (“Governance Guidelines”) that set forth the framework within which our board of directors, assisted by its committees, directs the affairs of our organization. The Governance Guidelines address, among other things, the composition and functions of our board of directors and its committees, director independence, compensation of directors, management succession, director education, stock ownership guidelines, and the review and selection of new directors. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. Our Governance Guidelines are available on our website at www.redriverbank.net under the “Corporate Governance” tab on the “Investor Relations” page.
Director Selection Process and Director Qualifications
Our bylaws provide that nominations of persons for election to the board of directors may be made by or at the direction of our board of directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures. The Nominating and Corporate Governance Committee is responsible for identifying and recommending candidates to the board as vacancies occur. Director candidates are evaluated using criteria such as familiarity with the financial services industry, their personal financial stability, and their willingness to serve. The Nominating and Corporate Governance Committee will also consider the candidate’s level of financial literacy, his or her ability to devote an adequate amount of time to his or her duties as a director, and any past or present relationship the candidate has with our business.
Our bylaws further require that persons nominated to serve as directors must own a number of shares of Company common stock having an aggregate book value equal to at least $20,000. In addition, our bylaws provide that no person will be eligible to stand for election or reelection to the board of directors after he or she has reached the age of 72, unless such person is a “Founding Director” of the Company. For this purpose, a “Founding Director” is deemed to include any person who has served as a director of the Company since April 1, 2007.
The Nominating and Corporate Governance Committee is responsible for monitoring the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. Although we do not have a separate diversity policy, the Nominating and Corporate Governance Committee considers the diversity of our directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics that may contribute to the effectiveness of our board of directors. The Nominating and Corporate Governance Committee will also evaluate candidates recommended by shareholders, provided that such candidates are nominated in accordance with the applicable provisions of our bylaws.
Director Resignation Policy
Our board of directors has adopted a director resignation policy, which is included in our Governance Guidelines. This policy provides that, in an uncontested election, any director nominee who receives a greater number of “withhold” votes than votes “for” his or her election shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will act within 90 days of the annual meeting to consider whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the board. Our board must act promptly on the recommendation of the Nominating and Corporate Governance Committee. The board will then promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer, or the reasons for rejecting the offer, in a Current Report on Form 8-K within four business days of the decision, furnished to the SEC.

Incentive Compensation Clawback Policy
Our board of directors has instituted a “clawback” policy with respect to incentive compensation. For more information, see the section titled Compensation Discussion and Analysis — Other Compensation Policies and Information — Clawback Policy.
Executive Stock Ownership Guidelines
Our Governance Guidelines require our top executives to maintain certain levels of ownership of our common stock, to ensure that their interests are closely aligned with those of our shareholders. For more information, see the section titled Compensation Discussion and Analysis — Other Compensation Policies and Information — Executive Stock Ownership Guidelines.
Insider Trading Policy; Hedging Restrictions
Our board of directors has adopted an insider trading policy, which is applicable to all directors, officers, and employees of the Company and its subsidiaries. This policy expressly prohibits such persons from trading, either directly or indirectly, in our securities after becoming aware of material nonpublic information related to the Company or to another company the Company does business with. To further ensure compliance with this policy, guidelines have been established for blackout periods, preclearance procedures, and for appropriate disclosure of internal information to external parties. Our insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members, controlled entities, and under Company plans, as well as other types of short-term or hedging transactions, which are discussed in more detail below. The policy discusses the consequences of an insider trading violation, additional trading restrictions, and certain reporting requirements applicable to directors, officers, and designated key employees. The insider trading policy requires all directors, officers, and employees of the Company and the Bank to provide a written certification of their understanding of, and intent to comply with, the policy.
This policy also provides that the Company itself will not engage in market transactions in its securities while in possession or aware of material nonpublic information relating to the Company or its securities.
The stock anti-hedging and similar restrictions contained in our insider trading policy are as follows:
Short Sales and Publicly Traded Options. Our insider trading policy expressly prohibits all directors, executive officers, and employees from engaging in short sales of Company securities. Transactions by covered persons in publicly traded options involving our securities, such as put options, call options, or other derivative securities, on an exchange or in any other organized market, are also prohibited.
Hedging Transactions. Our insider trading policy strongly discourages directors, executive officers, and employees from engaging in certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars, and exchange funds. All persons covered by the policy are required to pre-clear any proposed hedging or monetization transactions with our Securities Compliance Officer at least two weeks before the proposed execution of a transaction. The Securities Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance.
Margin Accounts and Pledging Securities. Directors, executive officers, and employees are not permitted to hold our securities in a margin account. The policy also requires any covered person to pre-clear any proposed pledging of our securities as collateral for a loan (not including margin debt) with our Securities Compliance Officer at least 10 business days prior to the proposed execution of documents evidencing the proposed pledge. The person must clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities to meet repayment obligations when seeking approval from the Securities Compliance Officer. Our Securities Compliance Officer is under no obligation to approve the pledging of our securities.
Board Independence
Under rules of the Nasdaq Stock Market, LLC (“Nasdaq”), independent directors must comprise a majority of our board of directors. Nasdaq rules, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our board of directors has undertaken a review of the independence of each director based upon these rules and our Governance Guidelines. Applying these standards, our board of directors has affirmatively determined that, with the exception of Mr. Chatelain, each of our current directors qualifies as an independent director under the applicable rules. Assuming all of the nominees listed in this proxy statement are reelected, we will have 9 independent directors, which will constitute a majority of the 10 members of our board of directors.
The Role of Our Board of Directors
The members of our board are also members of the board of directors of the Bank, which accounts for substantially all of our consolidated operating results. The members of our board keep informed about our business through discussions with senior management and other officers and managers of the Company and the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in meetings of the board and meetings of those board committee on which they serve.
Board Leadership Structure
The board of directors of the Company meets at least quarterly, and the board of directors of the Bank meets monthly with the exception of August and November. Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board. It is our board of directors’ view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chair of the Board, with Mr. Chatelain serving as our Chief Executive Officer and Mr. Price as Chair of the Board, reinforcing the leadership role of our board of directors in its oversight of our business and affairs.
Our board of directors regularly meets in executive session without the presence of management directors or other non-independent directors. The Chair of the Board presides at executive sessions, as long as the Chair of the Board remains independent.
Risk Management and Oversight
Our board of directors has the ultimate authority and responsibility for overseeing our risk management. Our board of directors monitors, reviews, and reacts to material enterprise risks identified by management. Our board receives specific reports from executive management on credit, interest rate, liquidity, transactional, compliance and legal, cybersecurity, strategic, and reputational risks and the degree of exposure to those risks. Our board of directors helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Committees of the board of directors have responsibility for risk oversight in specific areas. The Audit Committee oversees financial, accounting, and internal control risk management policies. The Audit Committee also oversees compliance with applicable laws and regulations and risk management functions relating to financial reporting. The Compensation Committee assesses and monitors risks in our compensation program. The Nominating and Corporate Governance Committee reviews related party transactions and investigates any possible violations of the Code of Business Conduct and Ethics or other standards of business conduct, except those that may be related to our audit or accounting practices.
Board Committees
Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our corporate governance documents. The Executive Committee is not a standing committee and meets only as needed. The Executive Committee did not meet in 2024.
Audit Committee
The members of our Audit Committee are Messrs. Torbett (Chair), Obey, and Thompson.
Our Audit Committee has responsibility for, among other things:
•selecting, engaging, and overseeing the independent auditors;
•overseeing the integrity of our financial statements, including the annual audit, the annual audited financial statements, financial information included in our periodic reports filed with the SEC, and any earnings releases or presentations;

•overseeing our financial reporting internal controls;
•overseeing our internal audit functions, including oversight of the Company officer responsible for management of the internal audit function;
•overseeing our compliance with applicable laws and regulations related to financial reporting;
•overseeing our risk management functions related to financial reporting;
•overseeing our process for receipt of complaints and our Whistleblower Policy; and
•reviewing and investigating any possible violation of the Code of Business Conduct and Ethics or other standards of business conduct by any officer or employee of the Company that is related to our audit or accounting practices.
Our board of directors has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (i) each of the members of our Audit Committee is an “independent director” under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. Our board of directors has also determined that Mr. Torbett qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) and has the requisite accounting or related financial expertise required by applicable SEC rules.
Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on our website at www.redriverbank.net under the “Corporate Governance” tab on the “Investor Relations” page.
Compensation Committee
Our board of directors has established a Compensation Committee to assist it in its oversight of (i) our overall compensation structure, policies, and programs and assessing whether such structure meets our corporate objectives; (ii) the compensation of our named executive officers; and (iii) the administration of our compensation and benefit plans. The members of our Compensation Committee are Messrs. Price (Chair), Crowell, and Thompson.
Our Compensation Committee is responsible for, among other things:
•overseeing and evaluating the Company’s compensation structure, policies, and programs;
•annually reviewing and approving Chief Executive Officer compensation, goals, and objectives relevant to the compensation of the Chief Executive Officer, and evaluating the Chief Executive Officer’s performance in light of such goals and objectives;
•together with the Chief Executive Officer, annually reviewing and approving compensation of our other executive officers;
•reviewing and ensuring compliance with applicable laws and regulations regarding executive compensation;
•retaining, or obtaining the advice of, such compensation consultants, legal counsel, or other advisers as the Compensation Committee deems necessary or appropriate for it to carry out its duties, with direct responsibility for the appointment, compensation, and oversight of the work of such consultant, counsel, or adviser;
•reviewing and approving employment agreements, severance arrangements, change in control agreements, and similar matters; and
•administering, reviewing, and making recommendations with respect to our equity compensation plans.
Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee is an “independent director” under Nasdaq rules and the independence standards under applicable SEC rules for compensation committee service. Our board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on our website at www.redriverbank.net under the “Corporate Governance” tab on the “Investor Relations” page.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Messrs. Price (Chair), Crowell, and Torbett, and Dr. Moreau.
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•evaluating and making recommendations to our board regarding our board’s number and composition, committee structure and assignments, and director responsibilities;
•assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our board of directors, including reviewing any prospective directors nominated by shareholders;
•developing and overseeing a self-evaluation process for our board;
•reviewing developments in corporate governance practices and developing and recommending governance guidelines applicable to our board of directors; and
•reviewing related party transactions and investigating any possible violation of the Code of Business Conduct and Ethics or other standards of business conduct by any director or executive officer of the Company, except as such are related to our audit or accounting practices (which are addressed by our Audit Committee).
Our board of directors has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is an “independent director” under Nasdaq rules.
Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Nominating and Corporate Governance Committee is available on our website at www.redriverbank.net under the “Corporate Governance” tab on the “Investor Relations” page.
Director Attendance
Our board of directors held eight meetings in 2024, and our independent directors met in executive session four times during 2024. Our Audit Committee held 11 meetings, our Compensation Committee held two meetings, and our Nominating and Corporate Governance Committee held one meeting in 2024. All incumbent directors attended at least 75% of the meetings of the board and committees on which they served during 2024. Directors are encouraged to attend annual meetings of our shareholders. Six of our 11 directors serving at that time attended our 2024 annual shareholder meeting.
Succession Planning
Our board of directors views management succession planning as one of its most important responsibilities. The board of directors, together with our Chief Executive Officer, from time to time review our succession plan. As a part of its succession planning, the board of directors considers succession in the ordinary course of business and contingency planning in case of unexpected events. Our succession plan covers, among other things, identification and development of internal candidates and identification of external candidates, and the separation of the roles of Chief Executive Officer and Chair of the board of directors. The criteria used to evaluate potential Chief Executive Officer candidates are formulated based on our business strategies, strategic vision, leadership demands, and operational execution. In the context of succession planning, the Chief Executive Officer is expected to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. The board of directors also considers and reviews succession plans for other senior officers and consults with the Chief Executive Officer regularly in fulfilling this role.

Director Education
The board of directors believes that director education is important to enable it to most effectively perform its role of oversight of management and the affairs of the Company, both during onboarding and on a continuing basis. As part of onboarding, new non-employee directors receive an orientation regarding our business and affairs. In addition, within three months of election or appointment to the board of directors, each new non-employee director receives briefing by senior management on the Company’s strategic plans, its financial statements, and its key policies and practices.
On a continuing basis, directors are provided with education on subjects that will assist them in discharging their duties, including: regular programs on the Company’s financial planning and analysis, compliance, and corporate governance developments; business-specific learning opportunities through site visits and board meetings; and briefing sessions on topics that present special risks and opportunities to the Company. During the year ended December 31, 2024, the continuing education topics included the state of the banking industry, retail banking trends, the capabilities of the Bank’s new mobile and online banking platform, and various information technology trends, including fraud detection and artificial intelligence. The Company also provides the directors with access to outside educational programs, such as “directors’ colleges,” pertaining to the directors’ responsibilities.
Certain Relationships and Related Person Transactions
Transactions by the Bank or the Company with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). We and our wholly-owned subsidiary, the Bank, have adopted policies designed to ensure compliance with these regulatory requirements and restrictions.
Our board of directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and Nasdaq rules concerning related party transactions (the “Related Person Transactions Policy”). Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000, and a related party has or will have a direct or indirect material interest. Related parties include our directors (including nominees for election as directors), our executive officers, beneficial holders of more than 5.0% of our capital stock, and the immediate family members of these persons. Our executive management team, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators, and the potential violations of other corporate policies. Our Related Person Transactions Policy is available on the “Investor Relations” page of our website at www.redriverbank.net under the “Corporate Governance” tab.
In addition to the compensation arrangements with directors and executive officers described in the Executive Compensation section in this proxy statement, from time to time we engage or propose to engage in related party transactions. Related party transactions entered into since the beginning of the last fiscal year are set forth below.
On March 13, 2024, we entered into a stock repurchase agreement (the “March Stock Repurchase Agreement”) with the Angela Katherine Simpson Irrevocable Trust UA 25-NOV-03 and the John Charles Simpson Jr. Irrevocable Trust UA 25-NOV-03 (collectively, the “Simpson Trusts.”) The children of our former director John C. Simpson are beneficiaries of the Simpson Trusts, and prior to entering into the March Stock Repurchase Agreement, each of the Simpson Trusts were related parties because each trust beneficially owned more than 5.0% of the outstanding shares of our common stock. The trustee of the Simpson Trusts, Simeon A. Thibeaux, who had beneficial ownership of 17.5% of the Company’s common stock when the March Stock Repurchase Agreement was executed, was also a related party. Under the March Stock Repurchase Agreement, we purchased an aggregate of 200,000 shares of our common stock for a total purchase price of approximately $10.0 million. The purchase price for the common stock reflected a discount to the 60-day volume weighted average price of our common stock on March 5, 2024.
On August 8, 2024, we entered into a stock repurchase agreement (the “August Stock Repurchase Agreement”) with the Simpson Trusts and purchased an aggregate of 60,000 shares of our common stock for a total purchase price of approximately $3.0 million. The purchase price for the common stock reflected a discount to the 10-, 20-, and 30-day volume weighted average price of our common stock on July 31, 2024.
On November 5, 2024, we entered into a stock repurchase agreement (the “November Stock Repurchase Agreement”) with the Simpson Trusts and purchased an aggregate of 50,000 shares of our common stock for a total purchase price of approximately $2.5 million. The purchase price for the common stock reflected a discount to the 10-, 20-, and 30-day volume weighted average price of our common stock on November 1, 2024.
Our Nominating and Corporate Governance Committee and board approved the March Stock Repurchase Agreement, the August Stock Repurchase Agreement, and the November Stock Repurchase Agreement prior to their execution.
Ordinary Banking Relationships
Certain of our officers, directors, and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, the Bank, us, or our affiliates in the ordinary course of business. These transactions include deposits, loans, and other financial services related transactions made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of December 31, 2024, we had approximately $28.6 million of loans outstanding to our directors and officers, their immediate family members, and their affiliates, as well as those of the Bank, and we had approximately $9.5 million in unfunded loan commitments to these persons. As of the date of this proxy statement, no related party loans were categorized as nonaccrual, past due, restructured, or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors, and principal shareholders, as well as their immediate family members and affiliates.
Code of Conduct for Directors and Employees
Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. Our Code of Business Conduct and Ethics is available on our website at www.redriverbank.net under the “Corporate Governance” tab on the “Investor Relations” page. We expect that any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements with respect to any of our directors or executive officers, will be disclosed on our corporate Internet site as well as by any other means required by Nasdaq rules or SEC rules.
Shareholder Communications with the Board
The board of directors has established the following procedure to enable shareholders to communicate any concern directly to an individual director, the board as a group, or a specified committee or group, including the independent directors as a group. Any such communication should be made using the following contact information:
Red River Bancshares, Inc.
1412 Centre Court Drive, Suite 301
Alexandria, Louisiana 71301
Attn: Investor Relations
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Communications may be confidential or anonymous. Investor Relations will initially receive and process communications before forwarding them to the addressee. Communications may also be referred to other departments within the Company. Investor Relations generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about us.

COMPENSATION OF DIRECTORS
Pursuant to our Director Compensation Program, we pay our non-employee directors an annual retainer and additional fees based on the directors’ attendance at Company and Bank board and committee meetings held throughout the year. Directors who are also employees receive no additional compensation for their service as directors. During 2024, non-employee directors received the following retainer and meeting fees:
•an annual retainer of $10,000;
•$1,500 for each board meeting attended;
•$500 for each Audit Committee meeting attended by the Audit Committee Chair;
•$300 for each Audit Committee meeting attended by the Audit Committee members; and
•$200 for each other committee meeting attended.
When a meeting of the Company’s board of directors is held on the same day as a meeting of the Bank’s board of directors, non-employee directors who serve on both the Company’s board and the Bank’s board do not receive a fee for attending the Company board meeting.
Our Director Compensation Program also allows directors the option of receiving their board attendance fees in Company stock in lieu of cash. Committee attendance fees are only paid to directors in cash. A director who elects to have his or her meeting fees paid in common stock must make the election prior to the start of the applicable calendar year. On January 31 of the year following the applicable year, the Company will issue to such director a number of whole shares of common stock without vesting restrictions equal to the fees accrued during the prior year divided by the closing sales price for a share of our common stock on the date of issuance or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.
The following table sets forth compensation paid, earned, or awarded during 2024 to each of our non-employee directors. The table includes compensation attributable to the director’s service with the Company and the Bank.

Name	Fees Earned or Paid in Cash	Fees Paid in Company Stock(1)	Total Compensation
M. Scott Ashbrook	$13,700	$13,545	$27,245
Michael J. Brown, C.F.A.	$14,300	$13,500	$27,800
Kirk D. Cooper	$33,800	$—	$33,800
Michael D. Crowell	$28,200	$—	$28,200
Anna Brasher Moreau, D.D.S., M.S.	$14,300	$15,014	$29,314
Robert A. Nichols(2)	$6,400	$—	$6,400
Willie P. Obey	$32,600	$—	$32,600
Teddy R. Price	$14,700	$13,514	$28,214
Don L. Thompson	$33,300	$—	$33,300
H. Lindsey Torbett	$36,000	$—	$36,000
(1)Represents the aggregate fair market value of shares of our common stock that were granted on January 31, 2025, pursuant to the Director Compensation Program in lieu of cash fees earned for attendance at meetings of the boards of directors of the Company and the Bank held during 2024. The value of shares issued was based upon a per share value of $55.80, which was the closing price for shares of the Company’s common stock on the date of issuance.
(2)Mr. Nichols passed away in May 2024.
Directors are reimbursed for travel, food, lodging, and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our articles of incorporation and bylaws, as well as the articles of incorporation and bylaws of the Bank.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS
The following table provides information regarding the beneficial ownership of our common stock as of February 28, 2025 by:
•each person known to us to be the beneficial owner of more than 5.0% of the outstanding shares of our common stock;
•each of our directors and named executive officers; and
•all directors and executive officers, as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Red River Bancshares, Inc., 1412 Centre Court Drive, Suite 301, Alexandria, Louisiana 71301.
The table below calculates the percentage of beneficial ownership based on 6,777,657 shares of common stock outstanding as of February 28, 2025.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5.0% or Greater Shareholders:
Simeon A. Thibeaux, Trustee(1)	928,557	13.7%
Teddy R. Price(2)	440,671	6.5%
John C. Simpson(3)	409,911	6.0%
S3 Dynamics, L.P.(3)	402,411	5.9%

Directors and Named Executive Officers:
M. Scott Ashbrook(4)	98,324	1.5%
Michael J. Brown, C.F.A.	3,241	*
R. Blake Chatelain(5)	161,996	2.4%
Kirk D. Cooper(6)	102,130	1.5%
Michael D. Crowell(7)	31,680	*
Anna Brasher Moreau, D.D.S., M.S.(8)	1,970	*
Willie P. Obey	15,732	*
Teddy R. Price(2)	440,671	6.5%
Don L. Thompson(9)	61,474	*
H. Lindsey Torbett(10)	76,180	1.1%
Isabel V. Carriere	42,759	*
G. Bridges Hall, IV	6,550	*
Bryon C. Salazar(11)	40,925	*
Tammi R. Salazar(12)	40,925	*
All directors and executive officers as a group (13 persons):	1,080,682	15.9%
*Denotes beneficial ownership representing less than 1.0%.
(1)Based on Amendment No. 4 to the Schedule 13G/A filed on January 13, 2025 by Simeon A. Thibeaux. The Schedule 13G/A indicates that Mr. Thibeaux has sole voting and dispositive power over 526,146 shares of common stock, including 259,739 shares of common stock held of record by the Angela Katherine Simpson Trust and 266,407 shares of common stock held of record by the John Charles Simpson Jr. Trust, and shared voting and dispositive power over 402,411 shares of common stock held of record by S3 Dynamics, L.P.
(2)Includes 65,106 shares of common stock held of record by Kisatchie Industries, LLC, for which Mr. Price serves as Manager, and 6,070 shares of common stock held of record by Mr. Price’s spouse.

(3)Based on the Schedule 13D filed on June 30, 2020 jointly by S3 Dynamics, L.P. and John C. Simpson with respect to common stock held as of June 12, 2020. The Schedule 13D indicates that S3 Dynamics, L.P. has shared voting and dispositive power over 402,411 shares of common stock and that John C. Simpson has sole voting and dispositive power over 7,500 shares of common stock and shared voting and dispositive power over 402,411 shares of common stock.
(4)Includes 48,536 shares of common stock held of record by the Jeffrey M. Ashbrook Testamentary Trust, for which Mr. Ashbrook serves as trustee.
(5)Includes 120,846 shares of common stock held of record jointly by Mr. Chatelain and his spouse and 2,400 shares of unvested restricted stock.
(6)Includes 36,197 shares of common stock held of record by The Cooper Family Limited Partnership, of which Mr. Cooper is general partner, and 23,593 shares of common stock held of record by trusts for which Mr. Cooper is either trustee or co-trustee.
(7)Includes 17,350 shares of common stock held of record by RBC Nexgen, LLC, of which Mr. Crowell serves as a manager.
(8)Includes 865 shares of common stock held of record jointly by Dr. Moreau and her spouse.
(9)Includes 52,500 shares of common stock held of record by Don & Mark, LLC, of which Mr. Thompson is managing member.
(10)Includes 4,180 shares of common stock held of record by Mr. Torbett’s spouse.
(11)Includes 37,325 shares of common stock held of record jointly with Mr. Salazar’s spouse, Tammi R. Salazar, 3,600 shares of common stock and unvested restricted stock held directly by Ms. Salazar, and 2,380 shares of unvested restricted stock.
(12)Includes 37,325 shares of common stock held of record jointly with Ms. Salazar’s spouse, Bryon C. Salazar, 3,600 shares of common stock and unvested restricted stock held directly by Mr. Salazar, and 2,380 shares of unvested restricted stock.

PROPOSAL TWO — ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act and the Dodd Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), you are being asked to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“NEOs”), for 2024 as described in this proxy statement. This is the first year that the Company is asking shareholders to consider this proposal. Accordingly, you should carefully review the Executive Compensation section of this proxy statement for a detailed discussion of our executive compensation program.
This proposal, which we refer to as the “Say-On-Pay” proposal, gives our shareholders the opportunity to express their views on the Company’s compensation program for NEOs. This vote is not intended to address any specific NEO or specific item of compensation. Rather, the vote is to address the Company’s overall compensation program and the policies and decisions supporting that program. The Company believes that the current mix of compensation elements provides NEOs with a total compensation package that is reasonable, competitive within the market, reflective of each NEO’s personal performance, and in accordance with the applicable regulatory guidelines and requirements. Further, the current compensation program allows the Company to attract and retain experienced executives who can create long-term shareholder value.
Accordingly, we ask that you indicate your support for the compensation of the Company’s NEOs by casting a vote “FOR” the following resolution at the annual meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in the proxy statement for the 2025 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.
Although this advisory vote is not binding, our board and the Compensation Committee value the opinion of our shareholders and will consider the outcome of the vote when evaluating our executive compensation program.
Your board of directors unanimously recommends a vote “FOR” the Say-On-Pay proposal.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
Overview
This CD&A provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs, the alignment between our business results and executive compensation through our compensation program, and the compensation determinations and the rationale for those decisions relating to our NEOs.
This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.
Named Executive Officers
Our NEOs for the year ended December 31, 2024 are:
•R. Blake Chatelain, President and Chief Executive Officer of the Company and the Bank;
•Bryon C. Salazar, Executive Vice President — Chief Banking Officer of the Bank;
•Tammi R. Salazar, Executive Vice President — Chief Banking Officer of the Bank;
•Isabel V. Carriere, C.P.A., C.G.M.A., Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary of the Company and the Bank; and
•G. Bridges Hall, IV, Senior Vice President and Chief Credit Policy Officer of the Bank.
2024 Financial and Strategic Highlights
We had steady improvement in net interest margin and earnings per share (“EPS”) during 2024, along with solid loan activity and growth. We increased our cash dividend on common stock from $0.32 per share for 2023 to $0.36 per share for 2024, representing a 12.5% increase in our annual cash dividend. We entered into three privately negotiated stock repurchase agreements, repurchasing 310,000 shares of our common stock in 2024. We were also active in repurchasing shares of our common stock on the open market under our 2024 stock repurchase program. In total, we repurchased 4.6% of the December 31, 2023 outstanding shares of the Company during 2024. These repurchases benefited our 2024 EPS by $0.14.
Aside from positive financial performance, we also expanded organically throughout Louisiana in 2024. In the second quarter of 2024, we opened a second Red River Bank full-service banking center in the New Orleans, Louisiana market. In the fourth quarter of 2024, the Bank purchased property in Lafayette, Louisiana and plans to build a new banking center, which would be our second banking center in the Acadiana market.
In 2024, the Bank was ranked 15th of the top 50 best-performing community banks in 2023 with assets between $3.0 and $10.0 billion by S&P Global Market Intelligence. The Bank was also included in American Banker’s “2024 Best Banks to Work For.” Bank Director Magazine ranked the Company 9th in the top 30 best-performing publicly traded financial institutions with assets less than $5.0 billion.
Executive Compensation Objectives and Philosophy
We operate the Bank using a simple business model based on organic loan and deposit growth, generated through high quality customer service, delivered by a team of experienced bankers focused on developing and maintaining long-term banking relationships with our target customers. Our strategy focuses on maintaining an experienced leadership team and offering an authentic, full-service, relationship-based community bank experience. We strive to translate this business model and strategy into higher profits for our shareholders.
In support of our business model and strategy, we strive to maintain a compensation program that not only is competitive in our market, but that also provides our Compensation Committee with flexibility in determining incentive compensation. Our compensation philosophy is to establish and maintain programs that reflect position responsibilities, are competitive with the external market, and are capable of attracting, retaining, and motivating competent executives.

Maintaining strong asset quality and long-term banking relationships are our primary focus. Our goal is to align our compensation programs with the long-term interests of our shareholders.
We follow these same principles in our compensation programs for all employees, including our executive officers. As noted below, our Compensation Committee analyzes and reviews current market data for comparable financial institutions and strives to maintain compensation programs that are competitive among our peers.
Role of Compensation Committee
The Compensation Committee of the Company, which is comprised entirely of independent directors, is primarily responsible for designing, implementing, and administering our overall compensation program. Decisions regarding individual executive compensation components that take into account the overall package of compensation benefits provided to each executive are made by the Compensation Committee. When appropriate, the Compensation Committee makes recommendations to our Board on items that require Board approval. In 2024, the Compensation Committee:
•Reviewed and approved base salary increases based on market data provided by the Company’s compensation consultant;
•Reviewed and approved 2024 equity grants for our NEOs;
•Reviewed the contractual arrangements for our NEOs;
•Reviewed and approved the Company’s compensation philosophy; and
•Determined annual incentive awards for NEOs for 2023.
Use of the Compensation Consultant
Under its charter, the Compensation Committee has the authority to retain its own independent compensation consultant. Although the Compensation Committee has not engaged a consultant in the past, it has used market data provided by Blanchard Consulting Group (“Blanchard”), the Company’s consultant, to evaluate our NEO’s overall compensation. The Compensation Committee uses the market analysis prepared by Blanchard to assess the competitiveness of our compensation programs.
Market Analysis. In its last market analysis using 2022 data, Blanchard compared the compensation for our NEOs against a group of 19 publicly traded banks primarily located in the Southeastern region of the United States (the “Peer Group”). The Company was in the 42nd percentile with respect to market capitalization in the Peer Group and in the 27th percentile with respect to total assets.
The 19 publicly traded companies used by Blanchard were the following:

•Business First Bancshares, Inc.	•River Financial Corporation
•Capital City Bank Group, Inc.	•SmartFinancial, Inc.
•CapStar Financial Holdings, Inc.	•South Plans Financial, Inc.
•Colony Bankcorp, Inc.	•Southern Missouri Bancorp, Inc.
•First Guaranty Bancshares, Inc.	•Southern States Bancshares, Inc.
•Great Southern Bancorp, Inc.	•Third Coast Bancshares, Inc.
•Guaranty Bancshares, Inc.	•Triumph Financial, Inc.
•Home Bancorp, Inc.	•USCB Financial Holdings, Inc.
•Investar Holding Corporation	•Wilson Bank Holding Company
•MetroCity Bankshares, Inc.
Role of Management
Mr. Chatelain, our President and Chief Executive Officer, performs an annual performance review of our NEOs and provides a recommendation to our Compensation Committee regarding the compensation of each executive officer other than himself. While the Compensation Committee consults with Mr. Chatelain, the Compensation Committee makes its decisions independently. Mr. Chatelain does not participate in discussions of his compensation.

Role of Shareholders
We welcome feedback from our shareholders. Our compensation policies and practices will continue to evolve as we receive additional input from our shareholders, review market practices, review reports issued by proxy advisory firms, and review the results of our advisory votes on the Say-On-Pay proposal (Proposal 2) and the Say-On-Frequency proposal (Proposal 3).
Overview of Executive Compensation Program
The principal components of our executive compensation program provide for a combination of fixed and variable compensation. In addition to the principal components, we also provide our NEOs with broad-based and supplemental employee benefits, certain severance benefits, and limited perquisites. For 2024, the components of our NEOs’ total compensation are summarized as follows:
2024 Executive Compensation Program at a Glance

Compensation Element	Description and Purpose	Link to Performance	Fixed/Variable/Performance Based	Short/Long-Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay.	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive awards.	Fixed	Short-Term
Annual Short-Term Incentives	Encourages successful operational and financial performance, not defined by targets.	Ties executive compensation to the success of the Company. Annual short-term incentives are paid in cash.	Variable/Performance Based	Short-Term
Long-Term Equity Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting.	Restricted stock awards vest over five years, with the value of the award fluctuating with our stock price.	Variable	Long-Term
Supplemental Executive Retirement Plan	Provides defined post-retirement benefits for key employees.	N/A	Fixed	Long-Term
Endorsement Split-Dollar Agreements	Bank-owned life insurance on our NEOs. Designed to provide a long-term retention incentive for the NEOs, along with generating a favorable return for the Bank.	N/A	Fixed	Long-Term
Change in Control Agreements	Provides protection to our NEOs in the event we are subject to a change in control.	N/A	Fixed	Long-Term
Other Compensation	Dividends on restricted stock, limited perquisites, and 401(k) and health and welfare benefits on the same basis as other employees.	Dividends on restricted stock further enhance the executives’ link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed	Short-Term and Long-Term
Base Salary
Our Compensation Committee endeavors to establish base salary levels for our NEOs that are consistent and competitive with those provided for similarly situated executives of other similar financial institutions, taking into account each NEO’s areas and level of responsibility. The table below highlights the base salary changes made for our NEOs during 2024:

Executive	2024 Base Salary	2023 Base Salary	Percentage Increase
R. Blake Chatelain	$556,400	$535,000	4%
Bryon C. Salazar	$321,788	$306,465	5%
Tammi R. Salazar	$331,474	$318,725	4%
Isabel V. Carriere	$250,551	$240,914	4%
G. Bridges Hall, IV	$231,610	$222,702	4%
In its determination, the Compensation Committee also considered the positioning of base salary against the market, growth of the Company, the last time each NEO had received a salary increase, responsibilities of each NEO, and the impact of salary on total compensation positioning when compared to the Peer Group._
Annual Cash Incentive Awards
The Bank has established a Discretionary Incentive Bonus Plan (“Bonus Plan”) that provides our NEOs and certain other employees with performance-based incentive bonuses that are based on employee performance and, in the case of lenders, portfolio credit quality. Awards under the Bonus Plan are discretionary in nature and subject to change on an annual basis. The maximum amount that is accrued for awards under the Bonus Plan is established annually by the Bank’s Compensation Committee, and earned awards are generally approved for payment no later than March 31 following the end of a plan year.
Long-Term Incentive Awards
The purpose of our long-term incentive (“LTI”) program is to focus our NEOs on the creation of long-term shareholder value. We further believe that equity ownership by our NEOs aligns their interests with those of our shareholders. We currently grant equity-based incentives under our shareholder-approved 2018 Equity Incentive Plan (the “2018 Plan”).
LTI awards are granted in the form of restricted stock that vests in equal annual installments over a five-year period. The Compensation Committee believes the restricted stock awards reinforce the relationship between compensation and increases in the market price of our common stock and align each NEO’s financial interests with those of our shareholders.
Supplemental Executive Retirement Plan
We sponsor a nonqualified, noncontributory Supplemental Executive Retirement Plan (“SERP”) for the benefit of certain key employees, including each of our NEOs. The plan was adopted in 2004 and initially provided post-retirement benefit payments to covered employees payable in monthly installments beginning at age 65. On August 6, 2024, the SERP agreement with each of Ms. Carriere, Mr. Hall, Mr. Salazar, and Ms. Salazar was amended to adjust the vesting schedule of each officer’s benefits to provide that each NEO will be vested in full SERP benefits on December 31, 2028. The total benefits payable to each NEO under his or her SERP was not changed by the amendments. Also on August 6, 2024, the SERP agreement with Mr. Chatelain was amended and restated, to consolidate his original SERP agreement and all previous amendments into a single document, and to make non-substantive changes. No material changes were made in the amendment and restatement of Mr. Chatelain’s SERP agreement. Retirement benefit amounts under the SERP agreements have been determined and approved by our Compensation Committee. The SERP’s normal retirement benefit is payable following separation from service after December 31, 2028 and is payable over 15 years.
The Bank has purchased life insurance policies on certain key employees, including each of our NEOs. The Bank is the beneficiary of these bank-owned life insurance (“BOLI”) policies, which have cash surrender value and death benefit components. The Bank uses a portion of the income generated from the BOLI policies to fund the expenses for the SERP.
Benefits and Perquisites
Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health, life, and disability insurance and the Company’s 401(k) plan. We also provide our NEOs with certain limited perquisites, including a vehicle allowance, the payment of life insurance premiums, reimbursement for club dues, and payment of certain other expenses, which we believe make us competitive in the employment market and encourage retention.
In addition, the Bank is the owner of various life insurance policies covering certain officers of the Bank, including each of our NEOs. In connection with these life insurance policies, the Bank has entered into Endorsement Method Split-Dollar Agreements with each of our NEOs, which agreements provide for certain death benefits to their beneficiaries. Any proceeds from these policies that are not paid to the beneficiaries of our NEOs will be paid to the Bank.
Severance and Change in Control Benefits
The Bank is a party to an employment agreement with Mr. Chatelain, as described below in Executive Compensation Tables – Potential Payments Upon Termination or Change in Control – Employment Agreement. We have not entered into employment agreements with any of our other NEOs, each of whom serves at the pleasure of our board of directors as an “at will” employee. In addition, we have entered into change in control agreements with each of our other NEOs. The change in control protections provided to Mr. Chatelain are contained in his employment agreement.
We believe that severance protections, particularly in connection with a change in control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s and shareholders’ interests by promoting a continuity of management in the context of an actual or threatened change in control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.
Our equity awards provide for accelerated vesting following a change in control. We do not provide excise tax gross-up protections under any change in control arrangements with our executive officers.
For more information regarding these benefits, see the section titled Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.
Other Compensation Policies and Information
In addition to adhering to the processes described in the preceding sections, the Compensation Committee maintains a strong corporate governance culture with respect to executive compensation. Over the years it has adopted policies, including those described below, to further align executive compensation with performance and what the Company believes is the best interest of our shareholders.
Clawback Policy
Our board of directors has instituted a “clawback” policy with respect to incentive compensation. The clawback policy requires the Company to recover incentive-based compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure in certain circumstances. In the event of an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company must recover the amount of incentive-based compensation received from covered executives that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amount in such accounting restatement. The policy applies to current and former executive officers, as determined by the board of directors in accordance with the definition of executive officer set forth in Rule 10D-1 under the Exchange Act. At this time, the Company does not award incentive compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
Executive Stock Ownership Guidelines
Our Governance Guidelines require our top executives to maintain certain levels of ownership of our common stock, to ensure that their interests are closely aligned with those of our shareholders. The Chief Executive Officer is required to accumulate and hold shares of our common stock having a value at least equal to five times his salary, and each of our executive vice presidents is required to accumulate and hold shares of our common stock having a value at least equal to his or her salary. Our Compensation Committee has discretion to enforce the policy on a case-by-case basis, and covered executives are expected to satisfy this policy within five years after becoming subject to it. All of our NEOs who are subject to the stock ownership requirements in the Governance Guidelines have satisfied them.
Restrictions Regarding Hedging or Pledging of Common Stock
Executive officers and directors of the Company are strongly discouraged from entering into any arrangements to hedge their holdings of Company stock. They are prohibited from holding our securities in a margin account. Any transactions involving pledging Company stock as security for loans cannot be made without prior approval from our Securities Compliance Officer. Before any pledging transaction is approved, the executive officer or director must clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities.
Equity Grant Timing Practices
Our Compensation Committee and the Bank’s Compensation Committee typically meet during the first quarter following the end of each calendar year to review the performance of the Company and the executives of the Company and the Bank. At these meetings, all compensation recommendations are made, including recommendations regarding adjustments to the annual base salaries of the executive officers, if any, as well as determination of payouts under our Bonus Plan. To the extent the Compensation Committee approves new equity-based awards for employees (including NEOs) during the first fiscal quarter of a year, the grant date of such awards is typically April 1st of such year. Our Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, nor does the Company time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company currently does not grant stock options.
Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives
In connection with our Compensation Committee’s evaluation and review of our policies and practices of compensating our employees, including executives and nonexecutive employees, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have an adverse effect on our risk management practices and the risk-taking of our employees. The plans are subject to review and modification by the Compensation Committee on an annual basis, and the Compensation Committee retains discretion with regard to any bonus award decisions.
Compensation Committee Interlocks and Insider Participation
The primary functions of our Compensation Committee are to evaluate and administer the compensation of our Chief Executive Officer and other executive officers and to review and oversee our general compensation programs. No member of our Compensation Committee has served as an officer or employee of the Company, the Bank, or any other subsidiary. In addition, none of our executive officers has served as a director or as a member of the compensation committee of a company which employs any of our directors.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The following “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis for the Company for the year ended December 31, 2024 with management. In reliance on the reviews and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in the required Company filings with the SEC, including the Proxy Statement for the 2025 Annual Meeting of Shareholders.
Submitted by the Compensation Committee of the Board of Directors of Red River Bancshares, Inc.
Michael D. Crowell
Teddy R. Price, Chair
Don L. Thompson

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for the years ended December 31, 2024, 2023, and 2022, respectively. The compensation shown in the table below is paid to such employees by the Bank.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
R. Blake Chatelain President Chief Executive Officer	2024	$551,050	$345,000	$62,907	$154,909	$29,398	$1,143,264
	2023	$524,300	$325,000	$48,110	$125,784	$35,031	$1,058,225
	2022	$484,150	$280,000	$—	$109,277	$29,411	$902,838
Bryon C. Salazar Executive Vice President — Chief Banking Officer	2024	$317,958	$135,000	$48,390	$83,320	$25,758	$610,426
	2023	$300,790	$135,000	$38,488	$42,484	$24,255	$541,017
	2022	$279,123	$100,000	$37,380	$27,366	$22,450	$466,319
Tammi R. Salazar Executive Vice President — Chief Operating Officer	2024	$328,287	$135,000	$48,390	$89,923	$22,911	$624,511
	2023	$312,822	$135,000	$38,488	$51,287	$23,035	$560,632
	2022	$290,289	$100,000	$37,380	$36,327	$22,116	$486,112
Isabel V. Carriere Executive Vice President Chief Financial Officer	2024	$248,142	$100,000	$48,390	$92,054	$14,088	$502,674
	2023	$236,453	$100,000	$38,488	$63,415	$12,645	$451,001
	2022	$213,103	$80,000	$37,380	$50,716	$11,543	$392,742
G. Bridges Hall, IV Senior Vice President Chief Credit Policy Officer	2024	$229,383	$60,000	$121,574	$56,415	$11,534	$478,906
	2023	$219,551	$55,000	$24,055	$23,394	$9,572	$331,572
	2022	$200,255	$45,000	$24,030	$3,166	$8,432	$280,883
(1)Represents payments under the Bonus Plan.
(2)These amounts represent the aggregate grant date fair value of restricted stock granted in 2024, 2023, and 2022, and are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 1 and Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. The fair market value of shares was determined using the Nasdaq closing price of our common stock as of the date of grant.
(3)Reflects the aggregate change in the actuarial present value of the NEO’s SERP.
(4)The following table provides information on All Other Compensation for the year ended December 31, 2024:

2024 Description of All Other Compensation	B. Chatelain	B. Salazar	T. Salazar	I. Carriere	G. Hall, IV
Employer 401(k) contributions	$8,438	$11,859	$11,223	$12,938	$11,460
Vehicle allowance	11,550	11,100	11,100	—	—
Life insurance premiums	4,029	699	588	1,150	74
Social and civic club dues and memberships	5,381	2,100	—	—	—
Total	$29,398	$25,758	$22,911	$14,088	$11,534

Grants of Plan-Based Awards
The following table provides supplemental information relating to grants of plan-based awards made during 2024 to help explain the information provided above in our Summary Compensation Table.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
R. Blake Chatelain	03/14/2024	04/01/2024	1,300	$62,907
Bryon C. Salazar	03/14/2024	04/01/2024	1,000	$48,390
Tammi R. Salazar	03/14/2024	04/01/2024	1,000	$48,390
Isabel V. Carriere	03/14/2024	04/01/2024	1,000	$48,390
G. Bridges Hall, IV	03/14/2024	04/01/2024	600	$29,034
	10/24/2024	11/01/2024	1,750	$92,540
(1)Represents shares of restricted stock granted on April 1, 2024 under our annual LTI program. For Mr. Hall, also includes a grant of restricted stock in November due to his assumption of additional responsibilities.
(2)These amounts represent the aggregate grant date fair value of restricted stock granted in 2024, and are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 1 and Note 10 to our audited consolidated financial statements for the years ended December 31, 2024. The fair market value of shares was determined using the Nasdaq closing price of our common stock as of the date of grant.
Description of our 2018 Plan. The purpose of our 2018 Plan, which is administered by our Compensation Committee, is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to selected employees, directors, and consultants, and to promote the success of our business by offering these individuals an opportunity to acquire a proprietary interest in our success. Unless earlier terminated by our board in accordance with its terms, no awards may be granted under the 2018 Plan after October 25, 2028.
The maximum number of shares of common stock that may be issued or transferred pursuant to awards under the 2018 Plan is 200,000 shares. Awards authorized under the 2018 Plan include incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. If any shares of stock covered by an award granted under the 2018 Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any shares of stock subject thereto, or is settled in cash in lieu of shares of stock, then the number of shares subject to the award will again be available for grant under the 2018 Plan. Shares withheld or tendered to satisfy the exercise price or tax withholding obligations related to an award will again be available for issuance pursuant to awards granted under the 2018 Plan.

Outstanding Equity Awards as of December 31, 2024
The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2024. None of our NEOs held any stock options as of December 31, 2024.

	Restricted Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
R. Blake Chatelain	2,400	$129,552
Bryon C. Salazar	2,380	$128,472
Tammi R. Salazar	2,380	$128,472
Isabel V. Carriere	2,380	$128,472
G. Bridges Hall, IV	3,290	$177,594
(1)Reflects shares of restricted stock vesting as shown in the table below.
(2)Based on the Nasdaq closing price of $53.98 per share of our common stock as of December 31, 2024.

Name	Unvested Shares of Restricted Stock	Date of Grant	Vesting Schedule
R. Blake Chatelain	300	July 1, 2021	50% on each of July 1, 2025 and 2026
	800	April 1, 2023	25% on each of April 1, 2025, 2026, 2027, and 2028
	1,300	April 1, 2024	20% on each of April 1, 2025, 2026, 2027, 2028, and 2029
Bryon C. Salazar	120	July 1, 2020	100% on July 1, 2025
	200	July 1, 2021	50% on each of July 1, 2025 and 2026
	420	July 1, 2022	33% on each of July 1, 2025, 2026, and 2027
	640	April 1, 2023	25% on each of April 1, 2025, 2026, 2027, and 2028
	1,000	April 1, 2024	20% on each of April 1, 2025, 2026, 2027, 2028, and 2029
Tammi R. Salazar	120	July 1, 2020	100% on July 1, 2025
	200	July 1, 2021	50% on each of July 1, 2025 and 2026
	420	July 1, 2022	33% on each of July 1, 2025, 2026, and 2027
	640	April 1, 2023	25% on each of April 1, 2025, 2026, 2027, and 2028
	1,000	April 1, 2024	20% on each of April 1, 2025, 2026, 2027, 2028, and 2029
Isabel V. Carriere	120	July 1, 2020	100% on July 1, 2025
	200	July 1, 2021	50% on each of July 1, 2025 and 2026
	420	July 1, 2022	33% on each of July 1, 2025, 2026, and 2027
	640	April 1, 2023	25% on each of April 1, 2025, 2026, 2027, and 2028
	1,000	April 1, 2024	20% on each of April 1, 2025, 2026, 2027, 2028, and 2029
G. Bridges Hall, IV	70	July 1, 2020	100% on July 1, 2025
	200	July 1, 2021	50% on each of July 1, 2025 and 2026
	270	July 1, 2022	33% on each of July 1, 2025, 2026, and 2027
	400	April 1, 2023	25% on each of April 1, 2025, 2026, 2027, and 2028
	600	April 1, 2024	20% on each of April 1, 2025, 2026, 2027, 2028, and 2029
	1,750	November 1, 2024	20% on each of April 1, 2025, 2026, 2027, 2028, and 2029

Stock Vested for Fiscal 2024
The following table summarizes the stock awards that vested during 2024 for our NEOs. There were no stock options vested, exercised, or awarded during the fiscal year ended December 31, 2024. The amounts reflected below show the number of shares vested. The amounts reported as value realized on vesting are shown on a before-tax basis.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized on Vesting ($)(1)
R. Blake Chatelain	350	$16,836
Bryon C. Salazar	640	$30,648
Tammi R. Salazar	640	$30,648
Isabel V. Carriere	640	$30,648
G. Bridges Hall, IV	430	$20,587
(1)Value determined by multiplying the number of vested shares by the market value of the underlying shares on the vesting date.
Equity Compensation Plan Information as of December 31, 2024
The following table shows the remaining number of securities that are available for future issuance under the 2018 Plan.

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)(1)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	—	$—	154,225
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	154,225
(1)As of December 31, 2024, there were 26,760 shares of restricted stock outstanding under our stock incentive plans.
(2)Reflects the number of securities remaining available for future issuance under the 2018 Plan.
Pension Benefits
We sponsor a nonqualified, noncontributory SERP for the benefit of certain key employees, including each of our NEOs. The plan was adopted in 2004 and initially provided post-retirement benefit payments to covered employees payable in monthly installments beginning at age 65. On August 6, 2024, the SERP agreement with each of Ms. Carriere, Mr. Hall, Mr. Salazar, and Ms. Salazar was amended to adjust the vesting schedule of each officer’s benefits to provide that each NEO will be vested in full SERP benefits on December 31, 2028. The total benefits payable to each NEO under his or her SERP was not changed by the amendments. Also on August 6, 2024, the SERP agreement with Mr. Chatelain was restated, to consolidate his original SERP agreement and all previous amendments into a single document, and to make non-substantive changes. No material changes were made in the restatement of Mr. Chatelain’s SERP agreement. Retirement benefit amounts under the SERP agreements have been determined and approved by our Compensation Committee. For each of our NEOs other than Mr. Chatelain, the SERP’s normal retirement benefit is payable following separation from service after December 31, 2028. For Mr. Chatelain, the normal retirement benefit is payable following separation from service after November 12, 2028. The normal SERP benefit is payable over 15 years.
The Bank has purchased life insurance policies on certain key employees, including each of our NEOs. The Bank is the beneficiary of these BOLI policies, which have cash surrender value and death benefit components. The Bank uses a portion of the income generated from the BOLI policies to fund the expenses for the SERP. The cash surrender value of the life insurance policies held by us totaled $30.4 million as of December 31, 2024. Our expenses related to the SERP totaled $687,000 for the year ended December 31, 2024, and our recorded liability under the SERP totaled $4.1 million as of December 31, 2024.

The following table provides information regarding SERP benefits for our NEOs.

Name	Plan Name	Number of Years Credited Service (#)(1)	Payments During Last Fiscal Year ($)(2)	Present Value of Accumulated Benefit ($)(3)
R. Blake Chatelain	SERP	—	$—	$1,163,183
Bryon C. Salazar	SERP	—	$—	$324,103
Tammi R. Salazar	SERP	—	$—	$411,816
Isabel V. Carriere	SERP	—	$—	$508,618
G. Bridges Hall, IV	SERP	—	$—	$52,503
(1)Benefits under the SERP are not determined based on years of credited service. Full benefits under the SERP are payable following separation from service after December 31, 2028 (November 12, 2028 for Mr. Chatelain). Partial benefits are payable following separation prior to December 31, 2028 (November 12, 2028 for Mr. Chatelain), depending on the date of separation.
(2)No payments were made under the SERP during 2024.
(3)Reflects the present value of the vested SERP benefit amount, discounted at a rate of 6.0%.
Pay vs. Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and our performance for the fiscal years listed below.

					Value of Initial $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEO(3)	Average Compensation Actually Paid to Non-PEO NEO(4)	Total Shareholder Return (“TSR”)(5)	Peer Group TSR(6)	RRBI Net Income (in thousands)(7)
2024	$1,143,264	$1,145,386	$554,129	$552,104	$102.80	$104.75	$34,235
2023	$1,058,225	$1,068,210	$471,055	$481,451	$106.11	$88.61	$34,879
2022	$902,838	$901,359	$406,514	$402,327	$95.95	$88.17	$36,916
(1)R. Blake Chatelain was our PEO for each year presented.
(2)The amounts reported in this column represent the amount of “compensation actually paid,” or “CAP,” to Mr. Chatelain, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Chatelain during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments reflected in the table below were made to Mr. Chatelain’s total compensation for each year reflected in the Summary Compensation Table to determine the CAP values. The valuation assumptions used to calculate the equity award fair values did not materially differ from those disclosed at the time of the applicable grants.

PEO CAP Calculation	2024	2023	2022
Summary Compensation Table Total for PEO	$1,143,264	$1,058,225	$902,838
Less: Stock Awards Value	(62,907)	(48,110)	—
Plus: Fair Value of Current Year Awards at 12/31	70,174	56,110	—
Plus: Change in Fair Value of Prior Year Awards Unvested at 12/31	(2,343)	2,273	(1,464)
Plus: Change in Fair Value of Prior Year Awards Vesting in Current Year	(2,802)	(288)	(15)
Total PEO CAP	$1,145,386	$1,068,210	$901,359
(3)Bryon C. Salazar, Tammi R. Salazar, Isabel V. Carriere, and G. Bridges Hall, IV are included in the Non-PEO NEOs for each period.
(4)The amounts reported in this column represent the average amount of CAP to the NEOs as a group (excluding Mr. Chatelain), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments reflected in the table below were made to the average total compensation for the NEOs for each year reflected in the Summary Compensation Table to determine the CAP values. The valuation assumptions used to calculate the equity award fair values did not materially differ from those disclosed at the time of applicable grants.

NEO CAP Calculation	2024	2023	2022
Average Summary Compensation Total for NEOs	$554,129	$471,055	$406,514
Less: Average Stock Awards Value	(66,686)	(34,880)	(34,043)
Plus: Average Fair Value of Current Year Awards at 12/31	72,198	40,680	32,551
Plus: Average Change in Fair Value of Prior Year Awards Unvested at 12/31	(2,705)	5,719	(2,635)
Plus: Average Change in Fair Value of Prior Year Awards Vesting in Current Year	(4,832)	(1,123)	(60)
Total NEO CAP	$552,104	$481,451	$402,327
(5)The comparisons represent $100 invested in our common stock on December 31, 2021, and present the cumulative TSR as of the close of the applicable year, assuming the reinvestment of dividends, if any. The historical stock price information shown above represents past performance and is not necessarily indicative of future price performance.
(6)The Peer Group TSR is the S&P US Small Cap Banks Index, which we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2024. The comparisons represent $100 invested on December 31, 2021, and present the cumulative TSR as of the close of the applicable year, assuming the reinvestment of dividends, if any. The historical stock price information shown above represents past performance and is not necessarily indicative of future price performance.
(7)Net income for Red River Bancshares, Inc. as reported in the Company’s consolidated financial statements included in the 2024 Annual Report on Form 10-K.
Relationship Between Compensation Actually Paid and Performance Measures. The table below reflects the relationship between the compensation actually paid to the PEO and the average Non-PEO NEO and the performance measures shown in the Pay vs. Performance table from 2022 to 2024:

Period	Compensation Actually Paid to PEO(1)	Average Compensation Actually Paid to Non-PEO NEO(1)	RRBI TSR	S&P US Small Cap Banks Index TSR	Net Income
2022 to 2024	27%	37%	7%	19%	(7)%
(1)Please see footnotes 2 and 4 to the Pay vs. Performance table, above.
From 2022 through 2024, the compensation actually paid to the PEO and the average Non-PEO NEO increased by 27% and 37%, respectively, while our TSR increased by 7%. A portion of our NEO compensation is in the form of equity awards. In 2022, the PEO did not receive any equity awards, while in 2024, $70,174 of compensation actually paid to the PEO was from equity awards received that year. In addition, during 2024, the Non-PEO NEO SERP agreements were amended to adjust the vesting schedule of each officer’s benefits to provide that each NEO will be vested in full SERP benefits on December 31, 2028. The total benefits payable to each NEO under his or her SERP was not changed by the amendments, but the vesting schedule was accelerated and included in compensation actually paid in 2024. Our net income was $34.2 million for the year ended December 31, 2024, compared to $36.9 million for the year ended December 31, 2022, and was impacted by the changing interest rate environment over the three-year period.

Potential Payments Upon Termination or Change in Control
Employment Agreement
The Bank is a party to an employment agreement with Mr. Chatelain, as described below. We have not entered into employment agreements with any of our other NEOs, each of whom serves at the pleasure of our board of directors as an “at will” employee.
On August 12, 2021, the Bank and Mr. Chatelain entered into an amended and restated employment agreement regarding his service as its President and Chief Executive Officer. The employment agreement with Mr. Chatelain automatically extends on a day-to-day basis for an “evergreen” three-year term, unless earlier terminated in accordance with the terms of the agreement. The agreement provides for a minimum annual increase in base salary of 3.0%, participation in benefit plans and incentive bonus plans offered by the Bank, paid vacation, a vehicle allowance, social and civic club memberships, and health insurance. At December 31, 2024, Mr. Chatelain’s base salary was $556,400.
If (i) Mr. Chatelain’s employment is terminated by the Bank without cause, including death (as defined in the agreement), during the term of the agreement; (ii) Mr. Chatelain resigns for good reason (as defined in the agreement); or (iii) Mr. Chatelain’s employment is terminated by the Bank without cause or Mr. Chatelain resigns for good reason, within the six-month period before, or the 24-month period after, a change in control (as defined in the agreement), he or his beneficiary will be entitled to payment of an amount equal to his then-current monthly base salary, multiplied by the number of months remaining in his term of employment, plus certain continued benefits to which he would otherwise be entitled in accordance with the terms and provisions of any such plans or programs. In addition, Mr. Chatelain will be entitled to payment of an amount equal to the average annual discretionary bonus received by him over the prior three years, multiplied by two if his employment is terminated without cause or he resigns for good reason, and multiplied by three if his employment is terminated without cause or he resigns for good reason, within the six-month period before, or the 24-month period after, a change in control.
Under Mr. Chatelain’s employment agreement, he is also entitled to payment of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), upon the termination of his employment as a result of his death, disability, resignation for good reason, or termination by the Bank without cause. The agreement provides that COBRA benefits will be paid for the applicable continuation coverage period determined under COBRA, as applied to the reason for the termination of Mr. Chatelain’s employment.
Change in Control Agreements
We have entered into change in control agreements with each of our NEOs. The occurrence or potential occurrence of a change in control could create uncertainty regarding the continued employment of our NEOs. Providing change in control benefits offers our NEOs a level of security that we believe allows them to continue to focus and serve in the best interest of us and our shareholders.
As discussed above, the employment agreement with Mr. Chatelain provides him with certain protections in the event of a change in control. The Company has also entered into change in control agreements with Ms. Carriere, Mr. Hall, Mr. Salazar, and Ms. Salazar. Under Mr. Salazar’s agreement, executed on January 14, 2014, he would be entitled to receive a lump sum payment equal to two times his then-current base salary and payment of COBRA health insurance premiums for 12 months if (i) Mr. Salazar voluntarily terminates his employment for any reason (other than due to death or disability) within 12 months following a change in control; or (ii) Mr. Salazar’s employment is involuntarily terminated (other than for cause or due to death or disability) within three months prior to a change in control or within 24 months after a change in control. Mr. Salazar’s agreement provides that his severance benefits will be reduced if necessary to preserve deductibility by the Bank or the Company under Section 280G of the Internal Revenue Code.
Under each of the change in control agreements signed by Ms. Carriere and Ms. Salazar, both executed on August 12, 2021, each of Ms. Carriere and Ms. Salazar would be entitled to receive a lump sum payment equal to two times the sum of (i) her base salary plus (ii) the average of the annual bonuses received by her during the prior three years and payment of COBRA health insurance premiums for the applicable continuation coverage period determined under COBRA, as applied to the reason for her termination of employment, if (a) Ms. Carriere or Ms. Salazar’s employment is terminated other than for cause (as defined in the agreement); (b) Ms. Carriere or Ms. Salazar’s employment is terminated as a result of the officer’s death or disability; or (c) Ms. Carriere or Ms. Salazar terminates her employment for good reason (as defined in the agreement) within the three-month period before or the 24-month period after a change in control. The agreements with Ms. Carriere and Ms. Salazar provide that the executive’s severance benefit may be reduced to preserve deductibility by the Bank or the Company under Section 280G of the Internal Revenue Code, but only if the net after-tax benefits received by the executive after such reduction is greater than the net after-tax benefits the executive would receive without such reduction.
Under the change in control agreement signed by Mr. Hall, executed on December 21, 2021, Mr. Hall would be entitled to receive a lump sum payment equal to the sum of (i) his base salary plus (ii) the average of the annual bonuses received by him during the prior three years and payment of COBRA health insurance premiums for the applicable continuation coverage period determined under COBRA, as applied to the reason for his termination of employment, if (a) Mr. Hall’s employment is terminated other than for cause (as defined in the agreement); (b) Mr. Hall’s employment is terminated as a result of his death or disability; or (c) Mr. Hall terminates his employment for good reason (as defined in the agreement) within the three-month period before or the 24-month period after a change in control. Mr. Hall’s agreement provides that his severance benefit may be reduced to preserve deductibility by the Bank or the Company under Section 280G of the Internal Revenue Code, but only if the net after-tax benefits received by him after such reduction is greater than the net after-tax benefits he would receive without such reduction.
Termination Other Than Due to Change in Control
Pursuant to the terms of the 2018 Plan, in the event of termination due to death, disability, or involuntary termination without cause (as defined in the restricted stock award agreement), the recipient becomes fully vested in outstanding restricted stock. Termination of employment for any other reason results in the forfeiture of unvested restricted stock.
Split-Dollar Agreements
The Bank is the owner of various life insurance policies covering certain officers of the Bank, including each of our NEOs. In connection with these life insurance policies, on October 1, 2004, the Bank entered into Endorsement Method Split-Dollar Agreements with Mr. Chatelain, Ms. Carriere, Mr. Salazar, and Ms. Salazar, which agreements provide for certain death benefits to the beneficiaries of each of Mr. Chatelain, Ms. Carriere, Mr. Salazar, and Ms. Salazar. In particular, the Endorsement Method Split-Dollar Agreements provide for a maximum death benefit to Mr. Chatelain’s beneficiaries of $1.4 million, to Ms. Carriere’s beneficiaries of $500,000, to Mr. Salazar’s beneficiaries of $500,000, and to Ms. Salazar’s beneficiaries of $500,000, which death benefits are subject to reduction to the extent that the officer receives payments under their respective SERPs (as discussed above) after the full benefit date.
On July 1, 2021, the Bank entered into Supplemental Split-Dollar Agreements with Mr. Chatelain, Ms. Carriere, Mr. Salazar, and Ms. Salazar providing for an additional maximum death benefit of $100,000 to the beneficiaries of each.
On July 1, 2021, the Bank entered into a Split-Dollar Agreement with Mr. Hall, which provides for a maximum death benefit to Mr. Hall’s beneficiaries of $100,000, which benefits are subject to reduction to the extent Mr. Hall receives payment under his SERP after December 31, 2028.
All proceeds from the Endorsement Method Split-Dollar Agreements, the Split-Dollar Agreement, and the Supplemental Split-Dollar Agreements that are not paid to the beneficiaries of our NEOs will be paid to the Bank.

Estimated Payments upon a Termination or Change in Control
The table below contains the payments each NEO would receive under each termination scenario if he or she had separated on December 31, 2024. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change in control.

Name	Upon Death	Without Cause or With Good Reason	Without Good Reason	With Cause	Change in Control
R. Blake Chatelain
Severance	$2,332,327	$2,332,327	$—	$—	$2,648,994
Executive Retirement Plan(1)	1,163,183	1,163,183	1,163,183	—	1,384,742
Restricted Stock - Accelerated Vesting(2)	129,552	129,552	—	—	129,552
Split Dollar Life Insurance Proceeds	1,500,000	—	—	—	—
Total	$5,125,062	$3,625,062	$1,163,183	$—	$4,163,288
Bryon C. Salazar
Severance	$—	$—	$—	$—	$657,302
Executive Retirement Plan(1)	324,103	324,103	324,103	—	324,103
Restricted Stock - Accelerated Vesting(2)	128,472	128,472	—	—	128,472
Split Dollar Life Insurance Proceeds	600,000	—	—	—	—
Total	$1,052,575	$452,575	$324,103	$—	$1,109,877
Tammi R. Salazar
Severance	$—	$—	$—	$—	$940,936
Executive Retirement Plan(1)	411,816	411,816	411,816	—	411,816
Restricted Stock - Accelerated Vesting(2)	128,472	128,472	—	—	128,472
Split Dollar Life Insurance Proceeds	600,000	—	—	—	—
Total	$1,140,288	$540,288	$411,816	$—	$1,481,224
Isabel V. Carriere
Severance	$—	$—	$—	$—	$722,564
Executive Retirement Plan(1)	508,618	508,618	508,618	—	508,618
Restricted Stock - Accelerated Vesting(2)	128,472	128,472	—	—	128,472
Split Dollar Life Insurance Proceeds	600,000	—	—	—	—
Total	$1,237,090	$637,090	$508,618	$—	$1,359,654
G. Bridges Hall, IV
Severance	$—	$—	$—	$—	$319,739
Executive Retirement Plan(1)	52,503	52,503	52,503	—	52,503
Restricted Stock - Accelerated Vesting(2)	177,594	177,594	—	—	177,594
Split Dollar Life Insurance Proceeds	100,000	—	—	—	—
Total	$330,097	$230,097	$52,503	$—	$549,836
(1)Reflects the present value of the vested SERP benefit amount, discounted at a rate of 6.0%.
(2)Value is based on the Nasdaq closing price of $53.98 per share of our common stock as of December 31, 2024.

PROPOSAL THREE — ADVISORY VOTE TO APPROVE THE FREQUENCY OF
FUTURE “SAY-ON-PAY” PROPOSALS
The Dodd-Frank Act also provides that shareholders must be given the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future Say-On-Pay votes. We refer to this proposal as the “Say-On-Frequency” proposal. Accordingly, we are asking you to indicate, on a non-binding, advisory basis, whether you would prefer that we conduct future Say-On-Pay proposals once every one, two, or three years. You may also abstain from casting a vote on this proposal. The Say-On-Frequency proposal is required to be offered to our shareholders at least once every six years.
Our board recommends that the Say-On-Pay proposal be held every two years. We believe this frequency allows shareholders to provide timely, direct input on our executive compensation program.
Although the outcome of the Say-On-Frequency proposal is advisory and non-binding, our board and the Compensation Committee will carefully consider the outcome when making future decisions on the frequency of Say-On-Pay proposals on executive compensation. However, because this proposal is advisory and not binding, our board may decide that it is in the best interests of our shareholders and the Company to hold a Say-On-Pay proposal more or less frequently than the frequency that has been selected by our shareholders.
The proxy card provides shareholders with the opportunity to choose among four options (holding the proposal every one, two, or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the board. Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider shareholders to have “approved” the frequency selected by a plurality of the shares voted. For more information on the voting requirements, see General Information About the Annual Meeting.
Your board of directors unanimously recommends a vote of “EVERY TWO YEARS” for the Say-On-Frequency proposal.

PROPOSAL FOUR — RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM
Pursuant to the recommendation of the Audit Committee, our board has appointed EisnerAmper LLP (“EisnerAmper”) as the independent registered public accounting firm of the Company for the year ending December 31, 2025. EisnerAmper began serving as the Company’s independent registered public accounting firm in 2023, following its acquisition of Postlethwaite & Netterville, APAC (“P&N”), which began serving as the Company’s independent registered public accounting firm in 1998. Following EisnerAmper’s acquisition of P&N, the Company continued to receive auditing services from P&N, until such services were transitioned to EisnerAmper. The Company signed an engagement letter with EisnerAmper on December 15, 2023, for the fiscal year ending December 31, 2023.
The audit reports of P&N on the Company’s consolidated financial statements for the years ended December 31, 2022 and 2021, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the years ended December 31, 2022 and 2021, and the subsequent interim periods through December 14, 2023, there were no “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with P&N on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of P&N would have caused P&N to make reference thereto in its reports on the consolidated financial statements for such years. During the fiscal years ended December 31, 2022 and 2021, and through December 14, 2023, there were no “reportable events” (as defined in Item 301(a)(1)(v) of Regulation S-K).
During the years ended December 31, 2022 and 2021, and the subsequent interim periods through December 14, 2023, neither the Company nor anyone on its behalf consulted EisnerAmper regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that EisnerAmper concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).
On December 19, 2023, the Company filed with the SEC a Current Report on Form 8-K disclosing the appointment of EisnerAmper. The Company provided P&N with a copy of the disclosures in the Current Report on Form 8-K prior to filing it with the SEC, and requested that P&N furnish the Company with a letter addressed to the SEC stating whether or not P&N agreed with the statements in the Current Report on Form 8-K. A copy of P&N’s letter dated December 15, 2023 is filed as Exhibit 16.1 to the Current Report on Form 8-K. The Company also provided a copy of the disclosure contained herein to both EisnerAmper and P&N prior to filing this Proxy Statement.
At the annual meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of EisnerAmper. The ratification of such appointment will require the affirmative vote of a majority of the votes actually cast at the annual meeting. Representatives of EisnerAmper are expected to be present at the annual meeting, will be given an opportunity to make a statement (if they desire to do so), and are expected to be available to respond to appropriate questions.
If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EisnerAmper, and may retain EisnerAmper as our independent registered public accounting firm even in the absence of ratification. Even if the selection of EisnerAmper is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the 2025 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.
Your board of directors unanimously recommends a vote “FOR” the proposal to ratify EisnerAmper as the independent registered public accounting firm for the Company for the year ending December 31, 2025.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
The Audit Committee performs a critical role in the Company’s financial reporting system by overseeing and monitoring management’s and the independent auditor’s participation in the financial reporting process. The Audit Committee is governed by a charter adopted by the Board, and during the fiscal year, fulfilled its duties and responsibilities as outlined in its charter.
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed in accordance with auditing standards, including the matters required by Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), issued by the Public Company Accounting Oversight Board (“PCAOB”), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants as required by the PCAOB and has discussed with the independent registered public accountants their independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
The Audit Committee also has selected EisnerAmper as the independent registered public accounting firm for fiscal year 2025 as more fully described in this proxy statement under the caption “Proposal Four — Ratification of the Appointment of the Independent Registered Accounting Firm.”
Submitted by the Audit Committee of the Board of Directors of Red River Bancshares, Inc.
Willie P. Obey
Don L. Thompson
H. Lindsey Torbett, Chair
Independent Auditors
The Audit Committee has recommended, and the board of directors has appointed, EisnerAmper as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2025 fiscal year. Our shareholders are being asked to ratify and approve this appointment at the 2025 annual meeting.
Fees to Independent Auditors
The following table presents fees for professional services rendered by EisnerAmper(1) for 2024 and 2023:

	2024(2)	2023(3)
Audit fees	$301,250	$232,350
Audit-related fees	—	32,500
Tax fees	—	—
All other fees	—	—
Total	$301,250	$264,850
(1)As described in this proxy statement under the caption “Proposal Four — Ratification of the Appointment of the Independent Registered Accounting Firm,” the Company received auditing services from P&N in 2023, until such services were transitioned to EisnerAmper.
(2)The amount of fees for 2024 is based on fees billed and paid to date and on an estimate for the remaining services to be provided by EisnerAmper, including in connection with the audit of the Company’s 2024 financial statements and internal control over financial reporting. The final amount of the fees for those services may vary from the estimate.
(3)The total amount of Audit fees for 2023 was decreased by $5,300 from what was reported in our 2024 proxy statement to reflect the final fees related to the 2023 period. Also, certain fees included in “Audit-related fees” have been included in “Audit fees” based upon a redetermination.

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees;” such services include an audit of our 401(k) plan; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”
The Audit Committee has reviewed the audit and non-audit fees paid by the Company to EisnerAmper for 2024 and 2023 for purposes of considering whether such fees are compatible with maintaining the auditor’s independence and concluded that such fees did not impair EisnerAmper’s independence. The Audit Committee pre-approves all audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair their independence. Federal securities regulations specify the types of non-audit services that an independent auditor may not provide to us and establish the Audit Committee’s responsibility for administration of the engagement of our independent auditors. During 2024, the Audit Committee pre-approved all services provided to us by our independent auditor.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
When and how will the meeting be held?
The meeting is scheduled to take place at 2:00 p.m. Central Daylight Time on Thursday, May 1, 2025, at our headquarters, located at 1412 Centre Court Drive, Alexandria, Louisiana 71301, in the Board room located on the third floor.
What is the purpose of the meeting?
This is the 2025 annual meeting of shareholders of the Company. At the meeting, shareholders will vote upon the matters outlined in the Notice and this proxy statement, including the following:
1.To elect 10 directors to serve on the board of directors of the Company until the Company’s 2026 annual meeting of shareholders, or until their successors are duly elected and qualified;
2.To conduct an advisory vote to approve the compensation of our named executive officers (a Say-On-Pay proposal);
3.To conduct an advisory vote to approve the frequency of future Say-On-Pay proposals (a Say-On-Frequency proposal);
4.To ratify the appointment of EisnerAmper as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
5.Such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.
Who are the nominees for director?
Please see the section titled Proposal One — Election of Directors — Information Regarding Director Nominees.
Who is soliciting my vote?
Our board of directors is soliciting your vote for the 2025 annual meeting.
What is a proxy?
A proxy is a legal designation of another person to vote the stock you own. The person so designated is called a proxy. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card.
How do I receive a printed copy of proxy materials?
To request a printed copy of the proxy materials, please visit www.investorelections.com/RRBI, call (866) 648-8133, or email paper@investorelections.com. To make your request, you will need the 12-digit control number printed on the Notice. In order to receive a printed copy of the proxy materials in time for the 2025 annual meeting, please make your request by April 21, 2025.
Who is entitled to vote at the annual meeting?
You are entitled to vote at the 2025 annual meeting if you owned shares of our common stock as of 5:00 p.m. Central Standard Time on February 28, 2025, which is the date that our board of directors has fixed as the record date for the meeting. The record date is established by our board as required by Louisiana law. On the record date, 6,777,657 shares of our common stock were outstanding. You must also pre-register by 2:00 p.m. Central Daylight Time on April 30, 2025, at www.proxydocs.com/RRBI if you wish to attend the annual meeting and vote during the meeting.
What are the voting rights of the shareholders?
Each holder of common stock is entitled to one vote for each share of common stock registered, on the record date, in such holder’s name on the books of the Company on all matters to be acted upon at the annual meeting. Our articles of incorporation do not permit cumulative voting.

The holders of at least a majority of the outstanding shares of common stock must be represented at the annual meeting, either by proxy or in person, in order to constitute a quorum for the transaction of business. At any annual meeting, whether or not a quorum is present, the chair of the annual meeting or the holders of a majority of the outstanding shares of common stock, present in person or represented by proxy and entitled to vote at the annual meeting, may adjourn the annual meeting from time to time without notice or other announcement.
What should I do if I receive more than one Notice of Internet Availability of Proxy Materials?
You may receive more than one Notice. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting Notice for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a Notice for shares held in your name and a Notice for shares held in “street name.” To ensure that all of your shares are voted, we encourage you to respond to each Notice you receive.
What is “householding” and how does it affect me?
With respect to eligible shareholders who share a single address, we are sending only one copy of the Notice to that address unless we have received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and reduce the environmental impact from the distribution of additional, unneeded copies of the Notice. We undertake to deliver promptly, upon written or oral request, an additional copy of the Notice to a shareholder at a shared address to which a single copy has been delivered. Eligible shareholders will continue to have access to separate proxy cards. A shareholder of record who wishes to receive a separate copy of the Notice in the future may contact us by mail at Red River Bancshares, Inc., 1412 Centre Court Drive, Suite 301, Alexandria, Louisiana 71301, Attn: Julia E. Callis, or by phone at (318) 561-4042. Eligible shareholders of record receiving multiple copies of the Notice can request householding by contacting us in the same manner. Shareholders who own shares through a broker, bank, or other nominee can request householding by contacting the broker, bank, or other nominee.
How do I vote?
Record Holders. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record” and may vote using any of the following methods:
•By going to the website www.proxydocs.com/RRBI and following the instructions for Internet voting on the Notice or proxy card that you received in the mail. You will need the 12-digit control number printed on your Notice or proxy card.
•If you requested a printed copy of the proxy materials, by completing and mailing your proxy card in the prepaid return envelope.
•If you requested a printed copy of the proxy materials, by using your mobile device to scan the QR barcode on your proxy card and following the prompts that appear on your mobile device.
•By dialing (866) 390-5265 and following the instructions for telephone voting provided by the recorded message at that number. You will need your 12-digit control number printed on your Notice or proxy card.
•By casting your vote in person at the 2025 annual meeting.
Your Internet, proxy card, or telephone vote must be received by the Company no later than the time the polls close for voting at the annual meeting for your vote to be counted at the annual meeting.
“Street Name” Holders. If you hold your shares in a brokerage account in your broker’s or another nominee’s name (held in “street name”) you are a beneficial owner and you should follow the voting directions provided by your broker or nominee:
•You may complete and mail a voting instruction form to your broker or nominee.
•If your broker allows, you may submit voting instructions by telephone or the Internet.
•If you requested a printed copy of the proxy materials, by using your mobile device to scan the QR barcode on your proxy card and following the prompts that appear on your mobile device.

•You may cast your vote in person at the annual meeting, but you must first obtain a legal proxy from your broker or nominee and provide it to us as described below. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. For instructions on how to provide the nominee-issued proxy to us in advance of the annual meeting, you should contact Julia E. Callis, Senior Vice President, General Counsel, and Corporate Secretary for Red River Bancshares, Inc., by telephone at (318) 561-4042 or at the following address: Red River Bancshares, Inc., 1412 Centre Court Drive, Suite 301, Alexandria, Louisiana 71301, Attn: Investor Relations. If you fail to provide a nominee-issued proxy to us before the meeting registration deadline of 2:00 p.m. Central Daylight Time on Wednesday, April 30, 2025, you will not be able to vote your nominee-held shares at the annual meeting.
What are my choices when voting?
•Proposal One — Election of Directors. You may vote FOR, or you may elect to WITHHOLD authority to vote for, each director nominee.
•Proposal Two — Say-On-Pay Proposal. You may vote FOR or AGAINST the proposal, or you may ABSTAIN from voting on the proposal.
•Proposal Three — Say-On-Frequency Proposal. You may vote for us to hold advisory votes on our NEO compensation EVERY YEAR, EVERY TWO YEARS, or EVERY THREE YEARS, or you may ABSTAIN from voting on the proposal.
•Proposal Four — Ratification of EisnerAmper. You may vote FOR or AGAINST the proposal, or you may ABSTAIN from voting on the proposal.
How does the board of directors recommend that I vote my shares?
The board of directors recommends a vote:
•FOR the election of each of the 10 director nominees;
•FOR the Say-On-Pay proposal;
•For EVERY TWO YEARS for the Say-On-Frequency proposal; and
•FOR the proposal to ratify the appointment of EisnerAmper as our independent registered public accounting firm for the year ending December 31, 2025.
If you return a signed proxy card, the persons named in the proxy will vote as directed. If you return a signed proxy card without voting directions, the persons named in the proxy will vote “FOR” each of the persons nominated for director, “FOR” the Say-On-Pay proposal, for “EVERY TWO YEARS” for the Say-On-Frequency proposal, and “FOR” the proposal to ratify the appointment of EisnerAmper as our independent public accounting firm for the year ending December 31, 2025.
How do I attend the 2025 annual meeting in person?
The 2025 annual meeting will be held at our headquarters, located at 1412 Centre Court Drive, Alexandria, Louisiana, 71301, beginning at 2:00 p.m. Central Daylight Time in the Board room located on the third floor. All shareholders are invited to attend the annual meeting in person. All attendees will need to register in advance and bring a valid photo ID to gain admission to the 2025 annual meeting. Attendance at the meeting is limited to shareholders as of the record date. If you are a shareholder of record, you may pre-register to attend the meeting at www.proxydocs.com/RRBI. On this site, shareholders of record will find instructions regarding how to register. You will need the 12-digit control number included on your Notice or proxy card to register. If your shares of common stock are held in “street name,” then you are not the shareholder of record. For you to attend the meeting, you may register to attend the meeting at www.proxydocs.com/RRBI. On this site, beneficial shareholders will find instructions to register. You will need the 12-digit control number included on your Notice or proxy card to register.
How do I vote at the annual meeting?
If you are a shareholder of record on the record date and you register to attend the 2025 annual meeting, you will be able to complete a paper ballot at the annual meeting to vote your shares. If your shares are held in “street name,” then you are not the shareholder of record. For you to vote at the annual meeting shares that you beneficially own and that are held in “street name,” you must provide us with a copy of a legal proxy from the broker, bank, or other nominee that was the record holder of your shares held in “street name” as of 5:00 p.m. Central Standard Time on the record date, confirming that you were the beneficial owner of those shares as of 5:00 p.m. Central Standard Time on the record date, stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank, or other nominee, and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the annual meeting. To obtain instructions on how to provide the nominee-issued proxy to us in advance of the annual meeting, please contact Julia E. Callis, Senior Vice President, General Counsel, and Corporate Secretary for Red River Bancshares, Inc., by telephone at (318) 561-4042 or at the following address: Red River Bancshares, Inc., 1412 Centre Court Drive, Suite 301, Alexandria, Louisiana 71301, Attn: Investor Relations.
What if I change my mind after I vote my shares?
You can revoke or change your proxy at any time before it is voted at the 2025 annual meeting.
If you are a registered shareholder, you may revoke or change your vote by:
•Voting by telephone or the Internet, using the voting directions provided on the Notice, or on the proxy card if you requested a paper copy of the proxy materials;
•Providing a written notice of revocation addressed to Julia E. Callis, Corporate Secretary, at Red River Bancshares, Inc., 1412 Centre Court Drive, Suite 301, Alexandria, Louisiana 71301;
•Sending another executed proxy card dated later than the first proxy card; or
•Voting in person at the 2025 annual meeting. However, simply attending the annual meeting without voting will not revoke your proxy.
If your shares are held in “street name,” you may revoke or change your vote:
•By telephone or Internet, using the voting directions provided by your broker or nominee;
•By casting your vote in person at the annual meeting, but you must obtain a legal proxy from your broker or nominee. However, simply attending the annual meeting without voting will not revoke your proxy.
What vote is required to approve each item?
•Proposal One — Election of Directors. Each nominee will be elected to the board of directors if the nominee receives a plurality of the votes cast, meaning those 10 nominees receiving the most votes “for” will be elected director, even if less than a majority of votes.
•Proposal Two — Say-On-Pay Proposal. This non-binding proposal will be approved if the votes cast for the proposal exceed the votes cast against the proposal.
•Proposal Three — Say-On-Frequency Proposal. The frequency selected by a plurality of the votes cast will be approved.
•Proposal Four — Ratification of EisnerAmper. The proposal to ratify EisnerAmper as our independent registered public accounting firm for the year ending December 31, 2025 will be adopted if the votes cast for the proposal exceed the votes cast against the proposal.
How are broker non-votes and abstentions treated?
Absent instructions from the beneficial owner of shares, brokers, banks, and other nominees, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the annual meeting is the ratification of the appointment of EisnerAmper as our independent registered public accounting firm (Proposal Four). If you hold shares in “street name” and do not provide voting instructions to your broker, bank, or other nominee, those shares will be counted as broker non-votes for all non-routine matters. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, and a broker, bank, or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Abstentions will not have any effect on the proposal to ratify the appointment of EisnerAmper as our independent registered public accounting firm because they are not counted as votes cast at the annual meeting. Similarly, any broker non-votes or abstentions will not have any effect on the election of directors, the Say-On-Pay proposal, or the Say-On-Frequency proposal, because broker non-votes and abstentions are not counted as votes cast at the annual meeting.
Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?
No. None of our shareholders will have dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.
What are the solicitation expenses and who pays the cost of this proxy solicitation?
Our board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. We may use officers and employees of the Company to ask for proxies, as described below. The Company will reimburse brokerage houses, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of the Company’s common stock.
Are there any other matters to be acted upon at the annual meeting?
Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the Notice, and management has no information that others will do so. The proxy also confers on the named proxies the discretionary authority to vote with respect to any matter presented at the annual meeting for which advance notice was not received by the Company in accordance with the Company’s articles of incorporation and bylaws, each as amended and restated, and in accordance with SEC rules. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.
Where can I find the voting results of the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be tallied by the inspector of election after the vote at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.
Who can help answer my questions?
The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and our 2024 Annual Report to Shareholders. If you have additional questions about the proxy statement or the annual meeting, you should contact Julia E. Callis, Senior Vice President, General Counsel, and Corporate Secretary for Red River Bancshares, Inc., by telephone at (318) 561-4042 or at the following address: Red River Bancshares, Inc., 1412 Centre Court Drive, Suite 301, Alexandria, Louisiana 71301; Attn: Investor Relations.
SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR 2026 ANNUAL MEETING
Shareholders interested in submitting a proposal for inclusion in the proxy statement for our 2026 annual meeting may do so by following the procedures set forth in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by us at our principal executive offices, 1412 Centre Court Drive, Suite 301, Alexandria, Louisiana 71301, addressed to Julia E. Callis, Senior Vice President, General Counsel, and Corporate Secretary, no later than November 20, 2025. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8. However, as the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
In addition, under our bylaws, a shareholder who wishes to nominate an individual for election to our board of directors directly or to propose any business to be considered at an annual meeting (other than matters brought under Rule 14a-8) must deliver advance written notice of that nomination or business to us following certain procedures contained in our bylaws. To be timely for our 2026 annual meeting, the notice must be received by our Corporate Secretary at our principal executive offices no later than January 31, 2026 and not earlier than January 1, 2026, unless our 2026 annual meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the

2025 annual meeting. In that case, to be timely, notice must be delivered not later than the close of business on the tenth day following the date on which notice of the date of the 2026 annual meeting is mailed or public disclosure of the date of the 2026 annual meeting is made, whichever occurs first. The Nominating and Corporate Governance Committee will evaluate director nominees proposed by shareholders on the same basis as recommendations received from any other source.
To be in proper form, a shareholder’s notice must include all of the information about the proposal or nominee required by our bylaws. You may obtain a copy of our bylaws upon written request to our Corporate Secretary at our principal executive offices. The chair of the annual meeting may refuse to acknowledge any director nomination, or the proposal of any business, not made in compliance with the procedures contained in our bylaws.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 3, 2026. However, if the date of the 2026 annual meeting is more than 30 days before or after the date of the anniversary of the 2025 annual meeting, the notice must be provided by the close of business on the later of the sixtieth day prior to the 2026 annual meeting or the tenth day following the day on which public announcement of the date of the 2026 annual meeting is first made, as provided by Rule 14a-19. These deadlines assume that the shareholder has not previously filed a proxy statement with the required information.
COST OF ANNUAL MEETING AND PROXY SOLICITATION
We will bear all costs associated with the 2025 annual meeting, including the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, email, or other electronic means. No director, officer, or employee will be paid any additional compensation for any solicitation activities, although we will reimburse them for any out-of-pocket expenses. We may request brokers, banks, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies, and may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of our common stock with an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.
ANNUAL REPORT ON FORM 10-K
The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, to any shareholder upon written request to:
Red River Bancshares, Inc.
1412 Centre Court Drive, Suite 301
Alexandria, Louisiana 71301
Attn: Corporate Secretary
This proxy statement, along with our Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2024, are available free of charge on our website, www.redriverbank.net, under “Investor Relations.”
40

RED RIVER BANCSHARES, INC.
P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Red River Bancshares, Inc.

Annual Meeting of Shareholders

For shareholders of record as of February 28, 2025
Thursday, May 1, 2025 2:00 PM, Central Daylight Time
Annual Meeting to be held at Red River Bancshares, Inc., 1412 Centre Court Drive, Alexandria, LA 71301 in Board room on the third floor

Internet:
www.proxypush.com/RRBI
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-390-5265
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 2:00 PM, Central Daylight Time, May 1, 2025.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Teddy R. Price and R. Blake Chatelain, and each or either of them ("Named Proxies"), as the true and lawful proxies of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of RED RIVER BANCSHARES, INC. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2, FOR "EVERY 2 YEARS" IN PROPOSAL 3, AND FOR PROPOSAL 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and date (on the reverse side) and return this card, or unless you vote by telephone or internet in the manner described herein.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

RED RIVER BANCSHARES, INC.

Red River Bancshares, Inc. Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2 AND 4. FOR PROPOSAL 3, THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE HELD **EVERY 2 YEARS.**

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors					
		FOR	WITHHOLD			
	1.01 M. Scott Ashbrook	☐	☐			FOR
	1.02 Michael J. Brown, CFA	☐	☐			FOR
	1.03 R. Blake Chatelain	☐	☐			FOR
	1.04 Kirk D. Cooper	☐	☐			FOR
	1.05 Michael D. Crowell	☐	☐			FOR
	1.06 Anna Brasher Moreau, DDS, MS	☐	☐			FOR
	1.07 Willie P. Obey	☐	☐			FOR
	1.08 Teddy R. Price	☐	☐			FOR
	1.09 Don L. Thompson	☐	☐			FOR
	1.10 H. Lindsey Torbett	☐	☐			FOR
		FOR	AGAINST	ABSTAIN		
2.	Advisory vote to approve the compensation of our named executive officers (Say-on-Pay).	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
3.	Advisory vote to approve the frequency of future Say-on-Pay votes.	☐	☐	☐	☐	2 YEARS
		FOR	AGAINST	ABSTAIN		
4.	To ratify the appointment of EisnerAmper LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐		FOR

You must pre-register by April 30, 2025 at 2:00 p.m. Central Daylight Time at www.proxydocs.com/RRBI to attend the meeting.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date